As filed with the Securities and Exchange Commission on  February 29,  2012
Registration No.  333-178911

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GelTech Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3530	56-2600575
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1460 Park Lane South, Suite 1
Jupiter, Florida 33458
 (561) 427-6144
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Cordani
1460 Park Lane South, Suite 1
Jupiter, Florida 33458
(561) 427-6144
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael D. Harris, Esq.
Brian S. Bernstein, Esq.
Harris Cramer LLP
3507 Kyoto Gardens Drive, Suite 320
Palm Beach Gardens, Florida 33410
(561) 478-7077

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated  February 29, 2012

GELTECH SOLUTIONS, INC.

PROSPECTUS

4,400,000 Shares of Common Stock

This prospectus relates to the sale of up to 4,400,000 shares of our common stock which may be offered by the selling shareholder, Lincoln Park Capital Fund, LLC.  The shares of common stock being offered by the selling shareholder are outstanding or issuable pursuant to the Lincoln Park Purchase Agreement.  See “The Lincoln Park Transaction” for a description of the Purchase Agreement.  Also, please refer to “Selling Shareholder” beginning on page 47.  Such registration does not mean that Lincoln Park will actually offer or sell any of these shares.  We will not receive any proceeds from the sales of the above shares of our common stock by the selling shareholder; however we will receive proceeds under the Purchase Agreement if we sell shares to the selling shareholder.

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “GLTC”.  As of the last trading day before the date of this prospectus, the closing price of our common stock was $0.__ per share.

The common stock offered in this prospectus involves a high degree of risk.  See “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling shareholder is an “underwriter” within the meaning of the Securities Act of 1933.  The selling shareholder is offering these shares of common stock.  The selling shareholder may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.  The selling shareholder will receive all proceeds from the sale of the common stock.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2012

You should rely only on information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  The selling shareholder is not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted.  We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully including the section entitled “Risk Factors” before making an investment decision.  GelTech Solutions, Inc., is referred to throughout this prospectus as “GelTech,” “we,” “our” or “us.”

Our Company

GelTech creates innovative, Earth-friendly, cost-effective products that help industry, agriculture, and the general public accomplish environmental and safety goals, such as water conservation and the protection of lives, homes, and property from fires.

GelTech Solutions, Inc. markets four products: (1) FireIce®, a water soluble fire retardant used to protect firefighters, structures and wildlands; (2) FireIce® Home Defense Unit for homeowner’s to protect their homes and property from advancing wildfires; (3) Soil2O™ ‘Dust Control’, our new application which is used for dust mitigation in the aggregate, road construction, mining, as well as, other industries that deal with daily dust control issues; and (4) Soil2O™, a product which reduces the use of water and is primarily marketed to golf courses and the agriculture market .

Management focuses its primary efforts on (i) FireIce® which received U.S. Forest Service, which we refer to as the “Forest Service”, approval in March 2011 and (ii) Soil2O™ ‘Dust Control’.  The Forest Service approval permits federal and state governments to use FireIce® fighting wildfires.  We have not received any government orders to date.  GelTech is expanding its efforts internationally with its recent approval to sell FireIce® in Australia and New Zealand.  Moreover, GelTech is in the process of entering into a distribution agreement with a new Chinese distributor.

Corporate Information

We are a Delaware corporation.  Our principal executive offices are located at 1460 Park Lane South, Suite 1, Jupiter, Florida 33458.  Our phone number is (561) 427-6144 and our website can be found at www.geltechsolutions.com.  The information on our website is not incorporated into this prospectus.

THE OFFERING

Common stock outstanding prior to the offering:	23,838,392 shares (1)

Common stock offered by the selling shareholder:	4,400,000 shares (2)

Common stock outstanding immediately following the offering:	27,921,725 shares

Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock.

Risk Factors:	See “Risk Factors” beginning on page 4 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Stock Symbol:	“GLTC”

(1)  Includes the 150,000 initial commitment shares and the 166,667 initial purchase shares.

(2)  Of the 4,400,000 shares of common stock being offered, only 316,667 shares are currently outstanding.

The number of shares of common stock to be outstanding prior to and after this offering excludes:

●	a total of 5,987,007 shares of common stock issuable upon the exercise of outstanding stock options;
●	a total of 3,737,007 shares of common stock reserved for future issuance under our 2007 Equity Incentive Plan, which we refer to as the “Plan”; and
●	a total of 4,995,258 shares of common stock issuable upon the exercise of warrants.

On September 1, 2010, GelTech and Lincoln Park Capital Fund, LLC, which we refer to as “Lincoln Park”, executed a purchase agreement and a registration rights Agreement, which we refer to as the “Prior Agreements”, whereby GelTech had the right to sell, at its sole discretion, to Lincoln Park up to $5,000,000 of our common stock, over a 30-month period. On January 3, 2012, the Prior Agreements were terminated by mutual agreement.  Under the Prior Agreements, we sold Lincoln Park 2,348,063 shares of common stock and received $3,358,866.

As of January 4, 2012, we executed a new purchase agreement, which we refer to as the “Purchase Agreement”, and a new registration rights agreement, which we refer to as the “Registration Rights Agreement”, with Lincoln Park.  Under the Purchase Agreement, Lincoln Park is obligated to purchase from us up to $5.0 million of our common stock, from time to time over a 30 month period.  Upon filing the Registration Statement which contains this prospectus, we received $100,000 from Lincoln Park as an initial purchase in exchange for 166,667 shares of our common stock.

Pursuant to the Registration Rights Agreement, we were required to file a registration statement that includes this prospectus with the Securities and Exchange Commission, which we refer to as the “SEC”, covering the shares that have been issued or may be issued to Lincoln Park under the Purchase Agreement.  We do not have the right to commence any additional sales of our shares to Lincoln Park until five days after the SEC has declared effective the registration statement of which this prospectus is a part.  Thereafter, over 30 months, we have the right, but not the obligation, to direct Lincoln Park to purchase up to an additional $4,900,000 of our common stock in amounts up to $30,000 as often as every two business days under certain conditions. If we elect to sell such amounts of our stock to Lincoln Park, Lincoln Park is obligated to purchase such amounts.  However, Lincoln Park does not have the right to acquire any shares of stock under the Purchase Agreement and cannot cause us to sell stock to them.   We can also accelerate the amount of our common stock to be purchased under certain circumstances.  No sales of shares may occur at a purchase price below $0.35 per share.  The price of our stock as of February 27, 2012 was $0.92.   The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount.  We issued 150,000 shares of our stock to Lincoln Park as a commitment fee for entering into the Purchase Agreement and we are obligated to issue up to an additional 450,000 shares pro rata as Lincoln Park purchases up to $4,900,000 of our common stock as directed by us. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $50,000 of our stock then we would issue 4,592 shares of the pro rata commitment fee which is the product of $50,000 (the amount we have elected to sell) divided by $4,900,000 (the total amount remaining we can sell Lincoln Park under the Purchase Agreement multiplied by 450,000 (the total number of pro rata commitment shares).  The pro rata commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park.   Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Under each of the Purchase Agreement and the Registration Rights Agreement, we are required to register: (1) 316,667 shares which have already been issued, (2) an additional 450,000 shares which we are required to issue pro rata in the future as a commitment fee if and when we sell shares to Lincoln Park under the Purchase Agreement, and (3) 3,633,333 shares which we may sell from time to time in accordance with the Agreement to Lincoln Park five days after this registration statement is declared effective.  Although the Purchase Agreement provides that we may sell up to $5,000,000 of our common stock to Lincoln Park, we are only registering 4,400,000 shares to be purchased thereunder which includes 166,667 shares that have been issued for $100,000 and 600,000 commitment shares (of which 150,000 have already been issued), which may or may not cover all such shares purchased by Lincoln Park under the Purchase Agreement, depending on the purchase price per share.

Of the 4,400,000 shares offered under this prospectus:

•	316,667 shares have already been issued
•	an additional 450,000 shares which we are required to issue proportionally in the future, as a commitment fee, if and when we sell additional shares to Lincoln Park under the Purchase Agreement, and
•	up to an additional 3,633,333 shares we may sell to Lincoln Park.

As of  February 28, 2012, there were  23,838,392 shares outstanding (approximately  14.3 million shares held by non-affiliates), including 150,000 commitment shares already issued and 166,667 initial purchase shares.   If all of the 4,400,000 shares offered by Lincoln hereby (of which only 316,667 are currently outstanding) were issued and outstanding as of the date hereof, such shares would represent 15.7% of the total common stock outstanding or 23.93% of the non-affiliates shares outstanding, as adjusted, as of the date hereof.  The number of shares ultimately offered for sale by Lincoln Park is dependent upon the number of shares that we sell to Lincoln Park under the Purchase Agreement. Lincoln Park does not have the right to cause us to sell any shares of stock under the Purchase Agreement.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, appearing elsewhere in this prospectus.

Statements of Operations Data

	Six Months Ended December 31, 2011 (Unaudited)	Six Months Ended December 31, 2010 (Unaudited)	Year Ended June 30, 2011	Year Ended June 30, 2010
Revenue	$262,953	$89,194	$221,804	$566,240

Gross profit	$148,532	$50,324	$119,916	$379,757

Net loss	$(2,873,211)	$(2,769,440)	$(6,026,641)	$(3,536,884)

Net loss per common share – basic and diluted	$(0.13)	$(0.16)	$(0.32)	$(0.24)

Weighted average common shares outstanding (basic and diluted)	22,152,375	17,000,947	18,637,833	15,018,756

Balance Sheet Data

	December 31, 2011 (Unaudited)	December 31, 2010 (Unaudited)	June 30, 2011	June 30, 2010
Cash and cash equivalents	$93,080	$147,450	$1,956,976	$625,796

Working capital (deficit)	$329,269	$(1,949,478)	$2,076,982	$(1,687,547)

Total assets	$986,182	$862,023	$2,751,971	$1,465,098

Total current liabilities	$426,457	$2,649,664	$449,536	$2,579,514

Accumulated deficit	$(18,543,038)	$(12,412,626)	$(15,669,827)	$(9,643,186)

Total shareholders’ equity (deficit)	$(937,758)	$(1,787,641)	$804,952	$(1,114,416)

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors before deciding whether to invest in GelTech.  If any of the events discussed in the risk factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected.  In such case, the value and marketability of the common stock could decline.

Risk Factors Relating to Our Company

Our ability to continue as a going concern is in doubt absent obtaining adequate new debt or equity financing and achieving sufficient sales levels.

We incurred net losses of approximately $6 million in fiscal 2011 and $3.5 million in fiscal 2010.  These losses have continued for the year ending June 30, 2012.  We lost approximately $1.5 million for the quarter ended September 30, 2011 and expect that for the most recent quarter we will incur a similar net loss.  We anticipate these losses will continue for the foreseeable future.  We currently have a working capital deficiency and have not reached a profitable level of operations, all of which raise substantial doubt about our ability to continue as a going concern.  Our continued existence is dependent upon our achieving sufficient sales levels of our products including FireIce® and Soil2O™ ‘Dust Control’ and obtaining adequate financing.

In January 2012, we signed a Purchase Agreement with Lincoln Park.  We may direct Lincoln Park to purchase up to an additional $4,900,000 of our common stock over a 30-month period assuming an effective registration statement. We chose the funding amount offered by Lincoln Park based upon our estimate of the operations support and our working capital needs over the next 30 months which will be variable in timing and amount depending upon achieving various sales levels.

We may direct Lincoln Park to purchase up to an additional $4,900,000 worth of shares of our common stock under our agreement over a 30 month period generally in amounts from up to $30,000 to up to $530,000 of our common stock every two business days.  However, Lincoln Park shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $0.35.  Assuming a purchase price of $0.92 per share (the closing sale price of the common stock on February 27, 2012) and the purchase by Lincoln Park of the full 3,633,333 purchase shares and along with issuance of 306,980 additional pro rata commitment shares registered under this offering, proceeds to us would be $3,342,666.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and volume of trading and the extent to which we are able to secure working capital from other sources, such as through the sale of our products.  If obtaining sufficient funding from Lincoln Park does not occur or is prohibitively dilutive and if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

If we do not raise additional debt or equity capital, we may not be able to remain operational.

We have negative working capital and borrowed approximately $90,000 from our management in December 2011. Additionally, we have $1,497,483 in long-term convertible debt held by our principal shareholder, which is due in February 2016.  Because we are not currently generating positive cash flow, we need to sell debt or equity securities whether from Lincoln Park or any other party.  If our stock price is below the $0.35 minimum price, we will be unable to sell shares to Lincoln Park to help support our operations.

Because of the lingering effects of the recession, the lack of available credit for companies like us and our stock price and trading volume, we may be hampered in our ability to raise the necessary working capital. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.  If we do not raise the necessary working capital and/or increase revenue, we will not be able to remain operational.

Because we have not generated material sales of FireIce® since it was launched over two years ago, there can be no assurances it will be accepted by potential customers.

We launched FireIce® in fiscal 2009 and although we have generated $1.1 million in sales, we have not yet achieved a consistent sustainable revenue stream. There are multiple factors, which may prevent us from successfully commercializing FireIce®, our fire suppression gel:

●	We need to convince potential customers, including federal and state governments, that FireIce® is superior to and less costly than competitive products.
●	In seeking to sell FireIce®, we face substantial competition and must deal with the natural reluctance of people to change.
●	Internationally, we are required to comply with local laws which may require certification of FireIce®, a local partner, local licenses and other matters which are barriers to our selling FireIce®.

We have a limited operating history on which to evaluate our potential for future success and to determine if we will be able to execute our business plan.  Therefore, it is difficult to evaluate our future prospects and the risk of success or failure of our business.

We were formed in 2006.  While we have conducted development and sales and marketing activities, we have not generated material revenue to date.  You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company.  These risks include:

●	our ability to effectively and efficiently market and distribute our products,
●	our ability to obtain market acceptance of our current products and future products that may be developed by us, and

●	our ability to sell our products at competitive prices which exceed our per unit costs.

We may not be able to address these risks and difficulties, which could materially and adversely affect our revenue, operating results and our ability to continue to operate our business.

Because GelTech has not yet generated material revenue to date, it may never result in the generation of material revenue or profitability.

Since our incorporation in 2006, our goal has been to generate revenue from the sale and development of our products including FireIce® and Soil2O™.  Our marketing of these products is subject to a number of risks, including:

●	In seeking to sell FireIce® to government agencies, we will encounter typical risks such as a reluctance to change, the impact of the recession on local government budgets and competition.
●	We have not proven that we have the ability to market and sell our products.
●
Although we have a pending U.S. patent application for the sprayable form of Soil2O™, we have no patent protection for the granular form and there are many products on the market which are advertised as performing similar functions to Soil2O™ granular;

●	If the pending patent application is not granted for the sprayable form of Soil2O™, we will face direct competition, which can erode any market share we may achieve and create pricing pressure; and

We cannot assure you that our marketing efforts will result in material sales or that if it does result in material sales, that such sales will necessarily translate into profitability.

Our growth strategy reflected in our business plan may not be achievable or may not result in profitability.

We may not be able to implement our growth strategy reflected in our business plan rapidly enough for us to achieve profitability.  Our growth strategy is dependent on a number of factors, including market acceptance of our fire suppression gel and our moisture preservation product.  We cannot assure you that our potential markets will purchase our products or that those parties will purchase our products at the cost and on the terms assumed in our business plan.

Among other things, implementation of our growth strategy would be adversely affected if:

●
we are not able to attract sufficient customers to the products we offer in light of the price and other terms required in order for us to attain the level of profitability that will enable us to continue to pursue our growth strategy;

●	adequate penetration of new markets at reasonable cost becomes impossible limiting the future demand for our products below the level assumed by our business plan;

●	we were forced to significantly adapt our business plan to meet changes in our markets; and

●	for any reason, we are not able to attract, hire, retain and motivate qualified personnel.

If we cannot manage our growth effectively, we may not become profitable.

Businesses, which grow rapidly often, have difficulty managing their growth.  If we grow as rapidly as we anticipate, we will need to expand our management by recruiting and employing experienced executives and key employees capable of providing the necessary support.  We cannot assure you that our management will be able to manage our growth effectively or successfully.  Our failure to meet these challenges could cause us to lose money, and your investment could be lost.

Among other things, implementation of our growth strategy would be adversely affected if we were not able to attract sufficient customers to the products we offer or plan to offer in light of the price and other terms required in order for us to attain the necessary profitability.

We may not be able to maintain and expand our business if we are not able to retain, hire and integrate key management and operating personnel.

Our success depends in large part on the continued services and efforts of key management personnel.  Competition for such employees is intense and the process of locating key personnel with the combination of skills and attributes required to execute our business strategies may be lengthy.  The loss of key personnel could have a material adverse impact on our ability to execute our business objectives.  We do not have any life insurance on the lives of any of our executive officers.

We could face potential difficulties in locating sufficient manufacturing sources if our products gain widespread commercial acceptance.

We have used third parties to manufacture our products on a limited basis.  If we are unable to produce our products in sufficient quantities at an acceptable cost, we may lose customers and our business could be harmed.  Our ability to expand production could also be hindered by the availability of materials used to manufacture our products or the availability of qualified personnel.  These difficulties could result in reduced quality of our products or reduced sales, which could damage our industry reputation and hurt our profitability.

Although we began marketing of Soil2O™ in 2007, we have not achieved material sales.

Although we began marketing and selling Soil2O™ as a product providing a solution to golf courses facing drought conditions in 2007, we have not generated material sales.  Initially, we entered into an exclusive distribution agreement with a third party for the States of Florida and Arizona.  We have terminated the exclusive nature of that agreement because of limited sales. We may not be able to sell Soil2O™ in volumes and at prices, which will be profitable to us. We have to expand our sales and distribution efforts to other states. Additionally, we must recruit distributors for agricultural usage of Soil2O™.  If we cannot expand our sales and distribution network, our future sales of Soil2O™ will be limited since our sales efforts have been aimed primarily at the agriculture industry in the Southeastern U.S.

Because we do not have a patent on Soil2O™ or its uses, if our competitors are able to reverse engineer our product, our ability to compete effectively may be harmed.

Currently, there are numerous companies that advertise moisture preservation products that appear similar to Soil2O™.  Because we lack any patent protection on Soil2O™ itself and have only a patent pending for the sprayable form, there is a substantial risk that one of these competitors could determine how to make the granular form of Soil2O™ and market it under their own brand name; thereby adversely affecting our ability to compete successfully.

A change in environmental regulations may adversely affect the use of FireIce® and Soil2O™ and may hinder our ability to generate revenue from this line of business.

While we believe that FireIce® and Soil2O™ (including Soil2O™ “Dust Control™”) are environmentally friendly, we may become subject to changing environmental regulations that could adversely affect the use of it.  If we do become subject to environmental regulations, the use of FireIce® and Soil2O™ may be limited as compared to other technologies which may be less expensive or more efficient.

FireIce® and Soil2O™ face substantial competition in the fire suppression and moisture preservation markets, respectively, and there is no guarantee potential customers will select our products over those of our competitors.

We face multiple competitors in the fire suppression and moisture preservation markets. In the fire suppression field, we compete against at least one well-established, publicly-traded company as well as several independently owned businesses. In the moisture preservation areas, we face competition from numerous independently owned businesses that have competing and in some case very similar products.  In addition, companies may be developing or may, in the future, engage in the development of products and/or technologies competitive with our products.  We expect that technological developments will occur and that competition is likely to intensify as new technologies are employed.

Many of our competitors are capable of developing or have developed and are capable of continuing to develop products based on similar or other technology, which are or may be competitive with our products and technologies.  At least one of our competitors in the fire suppression business has substantially greater financial and other resources, research and development capabilities and more experience in obtaining regulatory approvals, manufacturing and marketing than we do.  Because our competitors in the moisture preservation markets are private companies, we are unable to determine the amount of financial and other resources they have available.  However, some of these companies appear to have had much greater marketing experience than we have.  Potential customers may prefer the pricing terms or service offered by competitors.  Furthermore, competitors may have an advantage as a result of having existing business relationships with potential customers.

Because we are seeking to enter into contracts with federal and state governments, we will be subject to a number of risks, which could adversely affect our business.

We are seeking to sell our products, including FireIce®, to federal and state governments.  In selling to the government, we will be subject to a number of significant risks including:

●	Increasing state, local and federal budget deficits which can delay and impede our receipt of orders;
●	We may not be successful in selling our products to the government, although we will incur material costs as part of our sales efforts;
●	Government contracts often contain unfavorable termination provisions; and

●	We may be subject to audit and modification of agreements by the government in its sole discretion, which subjects us to additional risks.

The government can unilaterally:

●	suspend or prevent us for a set period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;
●	terminate our existing contracts;

●	reduce the scope and value of our existing contracts;
●	audit and object to our contract-related costs and fees; and

●	change certain terms and conditions in our contracts.

Further, as part of any audit or review, the government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, compensation and/or management information systems.  In addition, if an audit or review uncovers any improper or illegal activity, we may be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the government or any of its agencies.  We could also suffer serious harm to our reputation if allegations of impropriety were made against us.

Even if we are able to successfully enter into contracts to supply federal and state governments with our products, there can be no assurances these contracts will be profitable.

The process of obtaining government contracts is lengthy and uncertain, and we must compete for each contract.  Similar to large corporations, government employees resist change and taking risks.  This can make it more difficult to obtain government contracts.  Moreover, the award of one government contract does not necessarily secure the award of future contracts.  Governments are subject to budgetary restrictions, which may limit their ability to buy our products.  These budgetary restrictions have been magnified by the current recession, which has resulted in material decreases in tax receipts.  Even if we are able to enter into a contract with a government, there is no guarantee we will be able to do so on terms, which will be profitable to us.

Because we are pursuing a strategy of seeking to commercialize our products internationally, we are subject to risks frequently associated with international operations, and we may sustain large losses if we cannot deal with these risks.

Because we are pursuing distribution channels internationally, we will be required to focus on unique local laws including required licenses, certifications or other requirements to use our products which may vary from country to country. If we are able to successfully develop international markets, we would be subject to a number of risks, including:

●	Certification of our products in each country;
●	Changes in laws or regulations resulting in more burdensome governmental controls, regulation of the markets in which our products are used;
●	Political and economic instability;
●	Extended payment terms beyond those customarily offered in the United States;
●	Protecting and enforcing our intellectual property rights;
●	protectionist laws and business practices that favor local businesses in some countries;
●	higher costs associated with doing business internationally;
●	trade and tariff restrictions;
●	Difficulties in managing sales representatives and employees outside the United States; and
●	Potentially adverse tax consequences.

If we cannot manage these risks, we may sustain large losses.

If we are unable to protect our proprietary technology, our business could be harmed.

Our intellectual property including patents is our key asset. We currently expect to commercialize three U.S. patents and ten patent pendings. Competitors may be able to design around our patents and compete effectively with us.  The cost to prosecute infringements of our intellectual property or the cost to defend our products against patent infringement or other intellectual property litigation by others could be substantial.  We cannot assure you that:

●	pending and future patent applications will result in issued patents,
●	patents licensed by us will not be challenged by competitors,

●	the patents will be found to be valid or sufficiently broad to protect our technology or provide us with a competitive advantage,
●	if we are sued for patent infringement, we can raise the necessary capital to defend our patents, and

●	we will be successful in defending against future patent infringement claims asserted against our products.

 Risks Related to Our Common Stock

Because the market for our common stock is limited, persons who purchase our common stock may not be able to resell their shares at or above the purchase price paid by them.

Our common stock trades on the OTC Bulletin Board which we refer to as the “Bulletin Board,” which is not a liquid market.  There is currently only a limited public market for our common stock.  We cannot assure you that an active public market for our common stock will develop or be sustained in the future. If an active market for our common stock does not develop or is not sustained, the price may decline.

Because we are subject to the “penny stock” rules, brokers cannot generally solicit the purchase of our common stock which adversely affects its liquidity and market price.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions.  The market price of our common stock on the Bulletin Board has been substantially less than $5.00 per share and therefore we are currently considered a “penny stock” according to SEC rules.  This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares.

Moreover, as a result of apparent regulatory pressure from the SEC and the Financial Industry Regulatory Authority, a growing number of broker-dealers decline to permit investors to re-sell shares of penny stocks like GelTech.  This may have had and may continue to have a depressive effect upon the common stock price.

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

●	Sales by Lincoln Park,

●	our failure to generate revenue,

●	our failure to achieve and maintain profitability,

●	short selling activities,

●	the sale of a large amount of common stock by our shareholders including those who invested prior to commencement of trading,

●	actual or anticipated variations in our quarterly results of operations,

●	announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments,

●	the loss of major customers or product or component suppliers,

●	the loss of significant business relationships,

●	our failure to meet financial analysts’ performance expectations,

●	changes in earnings estimates and recommendations by financial analysts, or

●	changes in market valuations of similar companies.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted.  A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

Because the majority of our outstanding shares are freely tradable, sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

As of the date of this prospectus, we had outstanding approximately 23.8 million shares of common stock, of which our principal shareholder owns approximately 6.5 million shares and directors and executive officers own approximately 2.3 million shares, which are subject to the limitations of Rule 144 under the Securities Act of 1933, which we refer to as the "Act".  All of the remaining outstanding shares are freely tradable.

In general, Rule 144 provides that any non-affiliate of GelTech, who has held restricted common stock for at least six-months, is entitled to sell their restricted stock freely, provided that GelTech stays current in its SEC filings.  After one year, a non-affiliate may sell without any restrictions.

An affiliate of GelTech may sell after six months with the following restrictions: (i) GelTech is current in its filings, (ii) certain manner of sale provisions, (iii) filing of Form 144, and (iv) volume limitations limiting the sale of shares within any three-month period to a number of shares that does not exceed 1% of the total number of outstanding shares.  A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

The sale of our common stock to Lincoln Park may cause dilution and the sale of the shares by Lincoln Park could cause the price of our common stock to decline.

The number of shares ultimately offered for sale by Lincoln Park is dependent upon the number of shares purchased by Lincoln Park under the Purchase Agreement.  The purchase price for the common stock to be sold to Lincoln Park pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. Depending upon market liquidity at the time, a sale of shares by Lincoln Park at any given time could cause the trading price of our common stock to decline.  After it has acquired such shares, Lincoln Park may sell all, some or none of such shares.  Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock.  The sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.  However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park.

An investment in GelTech may be diluted in the future as a result of the issuance of additional securities or the exercise of options or warrants.

In order to raise additional capital to fund our strategic plan, we may issue additional shares of common stock or securities convertible, exchangeable or exercisable into common stock from time to time, which could result in substantial dilution to any person who purchases our common stock.  Because we have a negative net tangible book value, purchasers will suffer substantial dilution.  We cannot assure you that we will be successful in raising funds from the sale of common stock or other equity securities.

In the future, we may issue preferred stock without the approval of our shareholders, which could make it more difficult for a third party to acquire us and could depress our stock price.

Our Board may issue, without a vote of our shareholders, one or more series of preferred stock that have more than one vote per share.  This could permit our board of directors to issue preferred stock to investors who support us and our management and permit our management to retain control of our business.  Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have not and do not intend to pay any dividends in the foreseeable future, as we intend to retain any earnings for development and expansion of our business operations.  As a result, you will not receive any dividends on your investment for an indefinite period of time.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including statements regarding our liquidity, anticipated capital expenditures, expected sales from our QPL Listing, anticipated sales of FireIce and Soil2O, and anticipated resumption of FireIce sales in China.

All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements.  The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance.  New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park.  We will not receive any proceeds upon the sale of shares by Lincoln Park, the selling shareholder.  However, we may receive proceeds up to an additional $4.9 million under the Purchase Agreement with Lincoln Park. The proceeds from the Purchase Agreement will be used for working capital and general corporate purposes.  This anticipated use of net proceeds from the sale of our common stock to Lincoln Park under the Purchase Agreement represents our intentions based upon our current plans and business conditions. The Company chose the funding amount offered by Lincoln Park Capital and agreed to that amount based upon our estimate of the operations support and working capital funding that may be necessary to sustain the Company's operations over the next 30 months.

CAPITALIZATION

The following table sets forth our capitalization as of  December 31,  2011.  The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus:

As of December 31, 2011
Shareholders’ equity (deficit):
Common stock, $0.001 par value;	$22,783
Additional paid-in capital	17,582,497
Accumulated deficit	(18,543,038)
Total shareholders’ equity (deficit)	$(937,758)

MARKET FOR COMMON STOCK

Our common stock is quoted on the Bulletin Board under the symbol “GLTC”.  Our common stock last traded at $0.86 on  February 28,  2012. The following table provides the high and low bid price information for our common stock for each quarterly period within the two most recent fiscal years as reported by the Bulletin Board.  The quotation reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter Ended	High	Low
December 31, 2011	$0.85	$0.55
September 30, 2011	$1.88	$0.70
June 30, 2011	$3.75	$1.75
March 31, 2011	$2.00	$0.88
December 31, 2010	$1.50	$1.05
September 30, 2010	$1.60	$0.95
June 30, 2010	$1.88	$1.10
March 31, 2010	$2.05	$1.52

There are approximately  244 holders of record of our common stock.  We believe that additional beneficial owners of our common stock hold shares in street name.

Dividend Policy

We have not paid cash dividends on our common stock and do not plan to pay such dividends in the foreseeable future.  Our Board of Directors will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions. Dividends, under the Delaware General Corporation Law, may only be paid from our net profits or surplus. To date, we have not had a fiscal year with net profits and do not have surplus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” in this prospectus.

Overview

GelTech Solutions, Inc. markets four products: (1) FireIce®, a water soluble fire retardant used to protect firefighters, structures and wildlands;   (2) Soil₂O™ ‘Dust Control’, our new application which is used for dust mitigation in the aggregate, road construction, mining, as well as, other industries that deal with daily dust control issues (3) Soil₂O™, a product which reduces the use of water and is primarily marketed to golf courses and the agriculture market;  and (4) FireIce® Home Defense Unit, a system for applying FireIce® to structures to protect them from wildfires.  Our financial statements have been prepared on a going concern basis, and we need to generate sufficient material revenues to support the ongoing business of the Company.

In March 2011, the Company was notified by the United States Forest Service (the "Forest Service") that its FireIce® product would be listed on the Forest Service’s Qualified Products List (the “QPL List”).  Inclusion on the QPL List qualifies FireIce® for use to fight brush and wildfires on State and National Park lands.  The Forest Service testing process began in September 2008 and included a battery of tests including tests for possible toxicity to the environment, decomposition and possible corrosion to land based firefighting equipment and firefighting aircraft.

In September 2011, the Company hired a former Forest Service employee to assist the Company in securing contracts to provide FireIce® to the Forest Service and individual state forest services for use on brush and wildfires. This new hire was a Forest Service employee for eight years and worked with the Forest Service on a contract basis for an additional ten years.   In May 2011, the Company purchased a mobile mixing vehicle which will allow the Company to mix up to 250,000 gallons per day for use in fighting brush and wildfires. In addition, the Company has formed alliances for FireIce® to be used by other companies that contract with the Forest Service to provide equipment  to support  aerial and ground wildfire operations.

The Forest Service and other governmental agencies responsible for the protection and preservation of Federal and State lands are under increasing pressure to use fire retardants/suppressants that are less harmful to the environment.  In addition, the effectiveness of the tactic of dropping long term retardants to attack wild fires has been questioned by both environmentalists and firefighting experts.  FireIce® is a fire suppressant and a fire retardant that is both more effective at suppressing wildfires than long term retardants and is environmentally safe for plant, wildlife and fish populations.

RESULTS OF OPERATIONS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2011 COMPARED TO THE SIX MONTHS ENDED DECEMBER 31, 2010.

Sales

For the six months ended December 31, 2011, we had sales of $262,953 as compared to sales of $89,194 for the six months ended December 31, 2010, an increase of $173,759 or 194.81%.  Sales of product during the six months ended December 31, 2011 consisted of $144,878 for Soil2O™ and $118,075 for FireIce® and related products.  Of the Soil2O™ sales, $139,060 related to the new dust control application and $5,818 related to traditional Soil2O™ applications.  FireIce® sales consisted of $98,995 product sales and $19,080 related to sales of HDU related products.  Sales of Soil2O™ "Dust Control" were negatively impacted during the three months ended December 31, 2011 by the rainy season in the Southwestern US where we are currently focusing our efforts. We are preparing for a resumption of Soil₂O Dust Control ™ sales as we move out of the rainy season.  FireIce® sales during the quarter are primarily attributable to our Australian distribution agreement.

Cost of Goods Sold

Cost of goods sold was $114,421 for the six months ended December 31, 2011 as compared to a cost of goods sold of $38,870 for the six months ended December 31, 2010.  The increase was the direct result of the increase in sales.  Cost of sales as a percentage of sales was 43.5% for the six months ended December 31, 2011 as compared to 43.6% for the six months ended December 31, 2010.  We expect future cost of sales as a percentage of sales will be consistent with the cost of sales percentage for the six months ended December 31, 2011.

Selling, General and Administrative Expenses

Selling, General and Administrative expenses were $2,626,410 for the six months ended December 31, 2011 as compared to $2,571,396 for the six months ended December 31, 2010. The increase in fiscal 2011 expenses resulted from (1) an increase in salaries and employee benefits of $535,553 related to the hiring of a full time CFO and salary increases for executive officers of $159,000, the addition of four new staff members and their related benefits; (2) an increase in non-cash stock option expense of $198,658 related to option grants to executive officers and directors in 2010 and 2011; and (3) an increase in travel related to extended travel during the Texas wildfires and in connection with our training visit to Australia.  These increases were partially offset by decreases in professional fees of $425,139 and investor relation expense of $191,295.  In December 2010, the Company granted options to its legal and marketing consultants resulting in additional professional fee expense of $297,640.  No such options were granted in 2011. In addition, professional fees were higher in 2010 because of the previous consulting agreement with the Company's then non-employee CFO and as a result of legal fees related to the Lincoln Park registration statement filing.  The higher investor relations costs in 2010 were the result of a grant of restricted shares of common stock of $90,000 in December 2010 and due to higher fees from our previous investor relations firm.

Research and Development Expenses

R&D expenses were $49,975 for the six months ended December 31, 2011 as compared to $47,441 for the six months ended December 31, 2010. The fiscal 2012 expenses relate to research of potential product enhancements for FireIce® and additional testing of our Soil2O™ "Dust Control" product.

Loss from Operations

Loss from operations was $2,527,853 for the six months ended December 31, 2011 as compared to $2,568,513 for the six months ended December 31, 2010. The decrease in the loss resulted from the higher gross profit resulting from the increase in sales which were partially offset by the higher operating expenses as described above.

Interest Income

Interest income was $463 for the six months ended December 31, 2011 as compared to $2,314 for the six months ended December 31, 2010.  The amounts are reflective of the cash balances on hand and the prevailing interest rates during the respective six month periods.

Loss on settlement

Loss on settlement of $301,500 during the six months ended December 31, 2011 resulted from the issuance of 441,176 shares of the Company's common stock to a director in settlement of amounts due the director by the Company's predecessor company plus a payment of $1,500 to a former shareholder of the predecessor company.

Interest Expense

Interest expense was $38,487 for the six months ended December 31, 2011 as compared to $203,241 for the six months ended December 31, 2010. The higher expense during the six months ended December 31, 2010 resulted from the amortization of debt issuance costs related to the renewal of the line of credit agreement in May 2010 which was replaced by a five-year convertible note in February 2011. Amortization of these costs was $139,010 for the six months ended December 31, 2010.  In addition, interest expense related to accrued interest was lower during the six months ended December 31, 2011 due to the $1 million reduction of the outstanding debt amount in February 2011.

Net Loss

Net loss was $2,878,211 for the six months ended December 31, 2011 as compared to $2,769,440 for the six months ended December 31, 2010. The higher net loss resulted from the higher operating expenses and the loss on settlement which were partially offset by lower interest expense and the higher gross profit resulting from the higher sales as described above. Net loss per common share was $0.13 for the six months ended December 31, 2011 as compared to $0.16 for the six months ended December 31, 2010. The weighted average number of shares outstanding for the six months ended December 31, 2011 and 2010 were 22,152,375 and 17,000,947, respectively.

FOR THE THREE MONTHS ENDED DECEMBER 31, 2011 COMPARED TO THE THREE MONTHS ENDED DECEMBER 31, 2010.

Sales

For the three months ended December 31, 2011, we had sales of $84,551 as compared to sale of $60,637 for the three months ended December 31, 2010, an increase of $23,914 or 39.4%.  Sales of product during the three months ended December 31, 2011 consisted of $5,593 for Soil2O™ and $78,958 for FireIce® and related products.  Of the Soil2O™ sales, $3,510 related to the new dust control application and $2,083 related to traditional Soil2O™ applications.  FireIce® sales consisted of $71,178 product sales and $7,780 related to sales of HDU related products.  Sales of Soil2O™ "Dust Control" were negatively impacted in the quarter by the rainy season in the Southwestern US where we are currently focusing our efforts. We are preparing for a resumption of Soil₂O Dust Control ™ sales as we move out of the rainy season.  FireIce®  sales during the quarter are primarily attributable to our Australian distribution agreement.

Cost of Goods Sold

Cost of goods sold was $39,181 for the three months ended December 31, 2011 as compared to a cost of goods sold of $30,206 for the three months ended December 31, 2010.  The increase was the direct result of the increase in sales.  Cost of sales as a percentage of sales was 46% for the three months ended December 31, 2011 as compared to 50% for the three months ended December 31, 2010.  The lower cost of sales percentage in fiscal 2012 relates to the sales mix. The sales for the three months ended December 31, 2011 included sales of FireIce HDU units which have a lower gross profit percentage.  We expect future cost of sales as a percentage of sales will be consistent with the cost of sales percentage for the three months ended December 31, 2011.

Selling, General and Administrative Expenses

Selling, General and Administrative expenses were $1,123,204 for the three months ended December 31, 2011 as compared to $1,690,215 for the three months ended December 31, 2010. The decrease in fiscal 2012 expenses resulted from  (1) a decrease in non-cash stock option expense of $153,284 related to option grants to executive officers in 2010; (2) a decrease in professional fees of $395,129 due to options granted to legal and marketing professionals in December 2010; (3) a decrease in investor relations of $133,535 as a result of restricted stock issued to our IR consultant in December 2010; and (4) a decrease in sales and marketing due to a reduction of television advertising. These decreases were partially offset by increases in salaries and employee benefits of $ 145,847 related to the hiring of a full time CFO and salary increases for executive officers of $126,000 and the addition of four new staff members.

Research and Development Expenses

R&D expenses were $7,726 for the three months ended December 31, 2011 as compared to $11,858 for the three months ended December 31, 2010. The fiscal 2012 expenses relate to research of potential product enhancements for FireIce® and additional testing of our Soil2O™ "Dust Control" product

Loss from Operations

Loss from operations was $1,085,560 for the three months ended December 31, 2011 as compared to $1,671,642 for the three months ended December 31, 2010.  The decrease in the loss resulted from the lower operating expenses plus the higher gross profit resulting from the increase in sales.

Interest Income

Interest income was $57 for the three months ended December 31, 2011 as compared to $1,040 for the three months ended December 31, 2010.  The amounts are reflective of the cash balances on hand and the prevailing interest rates during the respective three month periods.
Loss
Loss on settlement

Loss on settlement of $300,000 during the three months ended December 31, 2011 resulted from the issuance of 441,176 shares of the Company's common stock to a director in settlement of amounts due the director by the Company's predecessor company.

Interest Expense

Interest expense was $19,328 for the three months ended December 31, 2011 as compared to $101,691 for the three months ended December 31, 2010. The higher expense during the three months ended December 31, 2010 resulted from the amortization of debt issuance costs related to the renewal of the line of credit agreement in May 2010 which was replaced by a five-year convertible note in February 2011. Amortization of these costs was $69,505 for the three months ended December 31, 2010.  In addition, interest expense related to accrued interest was lower during the three months ended December 31, 2011 due to the $1 million reduction of the outstanding debt amount in February 2011.

Net Loss

Net loss was $1,410,665 for the three months ended December 31, 2011 as compared to $1,772,293 for the three months ended December 31, 2010. The lower net loss resulted from the lower operating expenses, lower interest expense and the higher  gross profit resulting from the higher sales which were partially offset by the loss on settlement all of which were described above.  Net loss per common share was $0.06 for the three months ended December 31, 2011 as compared to $0.10 for the three months ended December 31, 2010. The weighted average number of shares outstanding for the three months ended December 31, 2011 and 2010 were 22,204,124 and 17,332,044, respectively.

  LIQUIDITY AND CAPITAL RESOURCES

For the six months ended December 31, 2011, the Company used net cash of $2,054,789 in operating activities as compared to net cash used in operating activities of $1,632,695 for the six months ended December 31, 2010.  Net cash used during the six months ended December 31, 2011 resulted primarily from the net loss of $2,873,211, a decrease in accrued expenses of $103,756, a decrease in accounts payable of $32,734 and an increase in inventory of $178,007 which were partially offset by non-cash stock based compensation of $676,332, non-cash amortization of stock based prepaid consulting of $42,500, non-cash stock issued for settlement of $300,000 and depreciation of $25,519. For the six months ended December 31, 2010, we used net cash of $1,632,695 in operating activities resulting from a net loss of $2,769,440, a decrease in accrued expenses of $74,577 and an increase in inventory of $58,779 which were partially offset by stock option compensation expense of $477,674, amortization of  debt issuance costs of $139,010 , stock based prepaid expenses of $139,144, options and stock issued for services amounting to $297,640 and $90,000, respectively, and an increase in accounts payable of $120,584.

Cash flows used in investing activities for the six months ended December 31, 2011 amounted to $26,922 as compared to $2,358 for the six months ended December 31, 2010.  The cash flows used in investing activity for the six months ended December 31, 2011 related to purchases of equipment used with our mobile mixing truck and additional computer and office equipment for the corporate office.  The cash flows used in investing activity for the six months ended December 31, 2010 related to purchases of computer equipment for the corporate office.

Cash flows from financing activities for the six months ended December 31, 2011 were $217,815 as compared to $1,156,707 for the six months ended December 31, 2010. During the six months ended December 31, 2011, the Company received $50,000 proceeds from the sale of common stock, $33,335 from the exercise of options to purchase 35,000 shares of common stock at exercise prices from $0.667 to $1.00 per share by a director, $65,000 from the exercise of 130,000 warrants at $0.50 per share and $89,380 in loan proceeds from related parties and used those funds to repay $19,900 of insurance premium financing.   During the six months ended December 31, 2010, we received $1,165,401 from the sale of common stock and warrants in private placements, net of commissions paid. These proceeds were used for working capital and to repay $8,694 of insurance premium financing.

As of the filing date of this prospectus, we have $178,000 in available cash. We do not anticipate the need to purchase any additional material capital assets in order to carry out our business.  In February 2011, we signed a five year convertible note in the amount of $1,497,483 with our largest principal stockholder which is due in February 2016.  The note bears annual interest of 5%, payable on maturity, and is convertible at $1.12 per share.  In December 2011, we reduced the exercise price of our outstanding warrants to $0.50 per share through January 15, 2012.  We raised $107,500 from the exercise of these warrants.  In February 2012, the board authorized the issuance of up to 1,200,000 shares of common stock to accredited investors at a price of $0.50 per share. Through the date of this filing, the Company has issued 653,400 shares of common stock to 21 accredited investors in exchange for $326,700 in connection with this private placement. The Company has been meeting with potential investors exploring financing alternatives. The Company believes it will be able to raise funds through equity or debt financings which will provide the Company with a sufficient amount of working capital for the next 12 months.

There is no guarantee that such fund raising efforts, if needed,  will be successful  If we are unable to generate substantial cash flows from sales of our products, or through financings, we may not be able to remain operational.

Related Person Transactions

We recently borrowed approximately $90,000 from our management consisting of approximately $40,000 in demand loans and $50,000 due in February 2012. For other information on related party transactions and their financial impact, see Note 6 to the Unaudited Condensed Consolidated Financial Statements.

Principal Accounting Estimates

In response to the SEC’s financial reporting release, FR-60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, the Company has selected its most subjective accounting estimation processes for purposes of explaining the methodology used in calculating the estimate, in addition to the inherent uncertainties pertaining to the estimate and the possible effects on the Company’s financial condition. The accounting estimates are discussed below. This estimate involves certain assumptions that if incorrect could create a material adverse impact on the Company’s results of operations and financial condition.

Revenue Recognition

Under ASC 605-15-25 we recognize sales of our products when each of the following has occurred:

-	The price of the product sold is fixed or determinable and evidence of an agreement is present

-	The title and risk of loss of the product has passed to the buyer and the sale is not contingent upon the buyer being able to resell the product.

-	We have a reasonable expectation that the buyer has the intent and the ability to pay for the product ordered.

-	We have no future obligation to the seller related to the product sold.

Stock-Based Compensation

Under ASC 718-10 which was effective as of January 1, 2006, we recognize an expense for the fair value of our outstanding stock options as they vest, whether held by employees or others.

We estimate the fair value of each stock option and warrant at the grant date using the Black-Scholes option pricing model based upon certain assumptions which are contained in Note 1 to the year-ended June 30, 2011 and 2010 consolidated financial statements contained herein. The Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because our stock options and warrants have characteristics different from those of traded options, and because changes in the subjective input of assumptions can materially affect the fair value estimate, in our management’s opinion, the existing models may not necessarily provide a reliable single measure of the fair value of such stock options.

Recent Accounting Pronouncements

See Note 1 to our unaudited condensed consolidated financial statements for the six months ended December 31, 2011 included herein for discussion of recent accounting pronouncements.

BUSINESS

GelTech Solutions, Inc. is a Delaware corporation organized in 2006.  Our current business model is focused on the following environmentally friendly products:

●	FireIce® – a fire suppression product,

●	Soil2O™ – “Dust Control” - a dust control product we introduced in fiscal 2011, which substantially reduces water usage,

●	Soil2O™ - a line of agricultural moisture retention products, and

●	FireIce® Home Defense Unit – a product for homeowner's to protect their homes and property from advancing wildfires.

Gel Tech also has other products which it is not currently focusing on commercializing. They are:

●	SkinArmor™ – an ointment used for protecting skin from direct flame and high temperatures,

●	IceWear™ – a garment line to assist in cooling body temperature, and

●	WeatherTech Innovations® – our hurricane suppression project.

FireIce®

Industry Overview

The fire suppression systems market is estimated to reach $1.6 billion a year by 2014 according to a 2009 Global Industry Analysts report. According to an article published by the Building and Fire Research Laboratory of the National Institute of Standards and Technology, as early as 1994, the lack of availability of halon fire suppressants sparked worldwide efforts in developing alternative firefighting agents and delivery systems.  Continuing the trend, on November 12, 2010, at the Twenty-Second Meeting of the Parties to the Montreal Protocol on Substances that Deplete the Ozone Layer, the United Nations Environment Programme adopted a resolution urging States to intensify development of acceptable halon alternatives for fire extinguishing systems used in aircraft and hand-held fire extinguishers.

Our fire suppression business has two marketing thrusts:

●	suppression of structural and other fires within cities and towns, and

●	suppression of wildland fires such as forest fires managed by federal and state governments.

According to the National Fire Protection Association, in 2009 there were 1,348,500 fires in the United States that caused approximately $12.5 billion in damages. In 2010, there were 26,748 structural fires in New York City alone. The New York City Fire Department, which we believe is the largest fire department in the world, has an operating budget for fiscal year 2011 of $1.6 billion. In a 2009 report by Headwaters Economics, local and federal agencies currently spend approximately $3 billion annually on the suppression of forest fires. For fiscal year 2011, Congress appropriated nearly $384 million to the Forest Service Wildland Fire Management Account for the suppression of wildfires.  In addition, the Department of Homeland Security, which we refer to as Homeland Security, through their Assistance to Firefighters Grant has distributed funds to allow firefighting departments to purchase critical firefighting gear equipment and other fire suppression necessities. According to Homeland Security’s website, Homeland Security awarded approximately $405 million under the Assistance to Firefighters Grant for fiscal year 2011.

The Product

FireIce® is the registered trade name of our fire suppression product. FireIce® is a dry powder that when added to water in very low concentrations (0.1 to 1.2 percent by weight), rapidly absorbs water to produce a gel whose consistency depends on the selected concentration. The dry powder is self-dispersing in many applications, or can be easily mixed with water. Within seconds of being mixed with water, FireIce® is ready to use and turns into a fire preventing, heat absorbing and fire suppressing gel. In many applications the gel forms a cohesive layer which acts as a vapor barrier and prolongs the effectiveness of the water. Due to the gel layer created by FireIce® on burning and adjacent objects, FireIce® also has the ability to suffocate a fire.

FireIce® has the following properties. We believe it:

●	is non-toxic,

●	is environmentally safe,

●	is non-corrosive to metals,

●	mixes easily with water,

●	will not clog or stick in spraying devices,

●	reduces the threat of a fire rekindling,

●	extinguishes fires more rapidly than traditional methods, and

●	saves customers cost on freight when compared to competitors.

Uses

There are many existing and potential uses for FireIce®. We believe it can be an extremely valuable tool for firefighters because:

●
When mixed with water, it can be dispersed and applied by all types of application equipment used in direct fire suppression, such as pressurized water extinguishers, pumper trucks, aircraft, backpack extinguishers, or even hand held spray bottles.

●	Firefighters can apply FireIce® directly to buildings and other structures exposed to an advancing fire.

●	FireIce® can also be rapidly sprayed on foliage to prevent the spread of fires.

●	FireIce® absorbs many times its own weight in water and forms a gel producing increased droplet sizes that reduce drift and evaporation when dropped aerially.

According to the National Interagency Fire Center, drought conditions in the U.S. were so severe for the first five months of 2011 that nearly every state had experienced a wildfire, and by June, about 3.2 million acres of land had been burned by wildfires compared to a total of 3.4 million acres burned by wildfires for the entire year of 2010.  Furthermore, in April 2011, the State of Texas burned from border to border as wildfires consumed more than two million acres in every region of the state.  In September 2011, Texas was ravaged by wildfires destroying over 550 residencies and structures.  In June 2011, Arizona sustained major wildfires which caused an estimated $109 million in damages.

Fires are not only a major problem in the United States. In August 2010, Russia suffered immense forest fires causing more than 60 casualties, destroying one third of all crops, and resulting in a nationwide ban on grain exports by the world’s third largest wheat producer.  The total damages were estimated to be up to $15 billion to the Russian economy (or one percent of Russia’s Gross Domestic Product). In June 2011, more than 400 wildfires ignited in Siberia and raised fears that Russia may face damages similar to the wildfires of 2010.  Furthermore, from June 2011 through September 2011, more than 700,000 hectares of Siberia and Russia’s Far East territories had been burnt by wildfires, which is more than triple the area burned during the summer of 2010. In December 2010, a mammoth fire in Mount Carmel, Israel became one of the worst natural disasters in the country’s history.  Over 40 people died, 17,000 individuals were forced to evacuate, and nearly six months later, the government appropriated over $54 million for the restoration and rehabilitation of the city and the Carmel Forest.

FireIce® can play a major role in putting out and containing wildland fires, including forest fires, by being sprayed from airplanes directly over such fires, including in areas too dangerous for ground-based firefighters to enter. FireIce® can also be sprayed from tanker trucks on the edges of these fires.

FireIce® also has a number of potential retail and consumer uses:

●	It can be sprayed out of fire extinguishers.

●	It can be used in a spray bottle by professionals, such as welders, who work with blowtorches.

Sales and Marketing

After we received independent third party laboratory certification (UL-711 2-A; UL-711 40-A, and a Custom Rubber and Tire Fire Listing), we began marketing FireIce® initially to local fire departments and local government officials. None of our competitors have these UL-711 certifications. Accordingly, we have the only gel that can be sold to fire departments for application directly on fires. Competitive gels can be applied to structures which are not burning as a retardant but not as a fire suppressant.

We began sales of Soil2O™ “Dust Control” in Southern California in December 2010 and have three full-time employees responsible for selling the product.  During fiscal 2011, Soil2O™ “Dust Control” accounted for 12% of our revenue, and for the quarter ended September 30, 2011 it accounted for 76% of our revenue. During the quarter ended December 31, 2011, sales of Soil2O™ “Dust Control” amounted to 4% of revenues.

We market and sell FireIce® through fire equipment distributors, online and direct marketing, and attendance at fire industry national trade shows as well as through our team of four people who call on potential customers and respond to inquiries.

Because of the wildfires which threaten the United States each year, we understand the potential for FireIce® and the tremendous marketplace for Aerial firefighting in conjunction with the Forest Service. In March 2011, GelTech was notified by the Forest Service that FireIce® would be listed on the QPL List.  Inclusion on the QPL List qualifies our product for use to fight brush and wildfires on State and National Park lands.  GelTech anticipates that this listing will lead to a substantial increase in the sales of FireIce® in the future, although it has not occurred to date.

We have developed a Home Defense Unit which we launched in October 2010.   To date, the sales of the Home Defense Unit have not been material. Initially, the Home Defense Unit is available for sale on our website and through distributors. We expect to support the Home Defense Unit by continuing to market it in California and in other states where homes are threatened by wildfires. These efforts may include local advertising where appropriate and recruiting local distributors.

The Home Defense Unit is sold in three versions (i) an industrial version which includes a pressure cleaner, a patented wand assembly and FireIce® powder; (ii) a smaller version for homeowners which consists of a smaller pressure cleaner, a patented wand assembly and FireIce® powder; and (iii) the patented wand assembly and FireIce® powder for those homeowners who have pressure cleaners.

International Sales

In addition to domestic sales, we have also concentrated on expanding market share internationally. We believe the international market presents us with an important opportunity. We recently obtained approval to sell FireIce® in Australia and New Zealand.  In order to seek to penetrate this market, we entered into a Distribution Agreement with a large Dutch company specializing in the distribution of specialty chemicals and other products internationally.

We are seeking to open distribution channels for FireIce® in China, South America, some select European countries and Russia. FireIce® is a product designated for ‘public safety’ and consequently, must receive certification and approvals before it may be used in each country.  After 18 months and a visit from auditors from Russia, FireIce® has been approved for usage in fire apparatus as well as for large scale wildfires. We are currently preparing packaging according to Russian specifications. We are hopeful to begin shipping in the quarter beginning January 1, 2012.

Our efforts in China continue to move forward. The size of the marketplace is very large and our efforts to bring other resources to enhance the distribution have taken time to bring together.  We are negotiating a letter of intent with our Chinese distributor; the new arrangement would allow GelTech to have more input and direction in the sales and marketing.  Initially, GelTech sought to have the proposed new distributor and our former distributor act together, which would have accelerated the ability to execute a contract.  The new arrangement could not be agreed upon by the Chinese companies.  The proposed new Chinese distributor has received the proper approvals to sell FireIce®.  GelTech is in the process of filing a “trademark cancellation” against our former distributor for misappropriating the use of the FireIce® trademark. When this trademark infringement is resolved, we will be able to finalize an agreement with the proposed new Chinese distributor.  We cannot predict how long it will take to resolve the trademark matter.

In our international sales program, we will require payment in advance of shipment through irrevocable letters of credit. We will also require payment in United States dollars to eliminate the risk of currency fluctuation.

Raw Materials and Suppliers

The raw materials for FireIce® are in abundant supply. The base ingredients of FireIce® are manufactured for us by two third parties. However, there are also several other companies that are able to manufacture the base ingredients. FireIce® becomes a gel when mixed in water.

Competition

The fire suppression market is highly competitive. However, we believe we will be able to compete effectively because:

●	FireIce® should provide superior benefits over other fire suppressants.

●	The price per gallon of FireIce® is significantly less than our competitors’ products.

●
The effectiveness of FireIce® to extinguish rapidly and stop rekindling, allows fire departments to put out fires faster which helps to save manpower and unnecessary overtime costs associated with spending extra time on a fire scene.

●	Once a fire has been extinguished, any dispensing system used to apply FireIce® can be simply cleaned with water from a garden hose.

●	FireIce® is the only gel that currently can be applied to fires as a suppressant.

●
FireIce® is different from foam. Foam consists of air bubbles in water and a small amount of surfactant. When the bubbles burst, the foam collapses. When mixed with FireIce®, water is held by a three-dimensional network of cross-linked polymers. When FireIce® is applied to the fire, the water evaporates and the liquid collapses, sapping the fire of not only heat but oxygen as well. It takes longer for water to evaporate from our polymer than for air bubbles to burst. We believe this is how FireIce® provides a more efficient protection that lasts longer than foam.

In the wildfire market with sales to federal and state governments, the market leader is Phos Chek.  Phos Chek has been in the forestry marketplace for over 50 years selling their long-term retardant.  They do have a strong infrastructure and long standing relationships with customers.  Nonetheless, we believe that the combination of our superior product and pricing will eventually overcome the competitive barriers. Phos Chek is a long-term retardant.  FireIce® is used in “direct attack” and, long-term retardant is used in “indirect attack”.  Direct attack is when the product is dumped directly on the fire. Indirect attack is when the product is used to create a fire break in front of the fire. Long-term retardant takes time to dry and cure in order to create its fire break.  FireIce® is ready immediately to be used on fires.

One of our largest competitors is Tyco Fire & Security, a major business segment of publicly-traded Tyco International Ltd. (NYSE: TYC). Tyco Fire & Security produces ANSUL®, a premium brand of special hazard fire protection products including fire extinguishers and hand line units, pre-engineered restaurant, vehicle, and industrial systems; sophisticated fire detection/suppression systems and a complete line of dry chemical, foam, and gaseous extinguishing agents. Tyco Fire & Security is a very well-funded company and has significantly more financial, marketing and sales resources than us. In our marketplace Tyco’s main sales thrust is Class A foam. Firefighting foam is a 30+ year old technology; we feel the benefits and performance of FireIce® will eventually lead to fire departments replacing foam with FireIce®. They also have a very extensive distributor list and have a significant share of the market that we are attempting to enter.

Another competitor is U.S. Foam Technologies, a manufacturer and distributor of environmentally friendly firefighting foams. It is a small company whose main marketing thrust is to attract customers to its website through the use of the Google “adwords” program. It also markets its foams at the national firefighting conventions. Since we eventually intend to market FireIce® throughout the entire United States, and because U.S. Foam Technologies’ main focus appears to be the Midwest, we do not believe it will be a competitive threat in the near future.

National Foam, part of the Kidde Fire Fighting organization, is a manufacturer of foam concentrate, foam proportioning systems, fixed and portable foam firefighting equipment, monitors, nozzles and specialized big flow pumping solutions. National Foam has historically been at the forefront of foam fire fighting and fire control technology and is the acknowledged world leader in providing foam based solutions. Other brands associated with National Foam include: Feecon, offering airport crash rescue and general mobile firefighting equipment and Wirt Knox, offering a range of hose racks, reels, carts and general hose storage accessories. National Foam has significant financial resources and is part of a large fire fighting company conglomerate. Thus, it has significantly more financial, marketing and sales resources than we do.

Barricade International, Inc. is a small company that is also marketing a liquid fire retardant gel which has been approved by the Forest Service. However, their product is an emulsion gel, which comes in a liquid form and is made from completely different materials than FireIce®.

Thermo-Gel® provides the fire fighting industry with a product that can be used for structure protection, exposure protection, defensible perimeters and wet lines. This product consists of superabsorbent polymers-polyacrylamide and sodium polyacrylate, mineral oil, and surfactants, and is supplied as a liquid concentrate which is mixed in an eductor. It does require special expensive equipment to use. Thermo-Gel® is used in fighting active fires, wildland fires, prescribed burns, aviation applications, and in the protection of all types of structures from homes to commercial and industrial investments. This product has been approved by the Forest Service.

We do not believe it is any real competitive threat to our FireIce® because:

●	Its gel is significantly more expensive per gallon mixed than ours.

●	Even though the gel is designed to protect homes and structures, it is not designed to directly protect firefighters and other first responders as FireIce® is capable of doing.

●	Unlike FireIce®, Thermo-Gel® only works with the device it manufactures and that must be purchased from Barricade.

●	Thermo-Gel®’s mixture has to be shaken every 30 to 60 days or it hardens and becomes unusable.

●
Unlike FireIce®, its product is not allowed to be put into any type of firefighter equipment or pumper trucks. It hardens in a short time period, which is not conducive to the intricate pieces of firefighting equipment. Thermo-Gel® claims that in a worst case scenario objects coated with their gel may have to be cleaned with a special chemical cleaner and pressure washed.

●	Thermo-Gel® is an emulsion gel, which means it is already a liquid. It must be sprayed ahead of time and allowed to cure and turn into a hardened substance with a Styrofoam type of feel.

●	Unlike Thermo-Gel®’s product, FireIce® will not affect the paint on the structure.

Seasonality

There is no real seasonality to structural fires. These occur throughout the year. In wildland fires, FireIce® use will be more likely during the warmer, drier summer months when forest and other wildland fires are more prevalent. However, in Southern California wildland fires occur year round and are most damaging in September and October.

Soil2O ‘Dust Control’

Industry Overview

Dust control is vital to several industries including agriculture, construction, mining and transportation.  In response to the level of dust emissions from agricultural, mining and other industries, the Environmental Protection Agency, which we refer to as the “EPA”, is proposing to amend its National Ambient Air Quality Standards so that the amount of allowable dust released in the air will be reduced by half.  According to the EPA’s website, dust accounts for over 25% of particle matter smaller than 2.5 micrometers in diameter, which are the major cause of reduced visibility or haze in parts of the U.S., and it accounts for over 78% of particle matter smaller than 10 micrometers in diameter, which causes respiratory related health issues.  Dust also causes environmental damage such as acid rain, increased acidity in lakes and streams, depletion of nutrients in the soil and damage to sensitive forests and farm crops.  In terms of agriculture, a report issued by the Mississippi River Collaborative in April 2011, states that the annual cost of soil erosion in agriculture to U.S. taxpayers is estimated to be between $60 and $100 billion.  In 2010, the U.S. Department of Agriculture, which we refer to as the “USDA”, released data showing soil erosion in Iowa fields at a rate of 5.2 tons per acre per year.  However, an eight-year study conducted by a non-profit organization known as the Environmental Working Group suggests that the actual rate may be as high as 64 tons per acre per year.  In terms of mining, the 2009 Minerals Yearbook released by the U.S. Geological Survey, a bureau of the U.S. Department of the Interior, reported that over 4,000 of the 11,000 mines in the U.S. are specifically stone mines which release large amounts of dust in the atmosphere.

The Product

GelTech recently launched Soil2O™ ‘Dust Control’ using its environmentally friendly Soil2O™ product.  ‘Dust Control’ is useful in a variety of commercial and industrial markets with dust control and moisture retention problems including road construction sites, rock pits, unpaved roadways, landfills and coal piles.  In contrast to the standard product used on gravel roads and rock pits and other dust causing surfaces, Soil2O™ ‘Dust Control’ is environmentally friendly and requires significantly less water.  Water is commonly transported to the site in large trucks.  Thus, ‘Dust Control’ reduces a company’s carbon footprint.  Additionally, ‘Dust Control’ reduces labor, water and fuel costs and reduces the wear and tear on equipment.

Uses

Soil2O ™ ‘Dust Control’ may be used in a variety of ways to control dust in multiple industries, including the following:

•	Soil2O™ ‘Dust Control’ can be sprayed on mining, rock quarry or landfill haul roads to eliminate dust from constant traffic

•	Soil2O™ ‘Dust Control’ can be sprayed on quarry conveyor belts to reduce airborne dust

•	Soil2O™ ‘Dust Control’ can be sprayed on coal ash beds to reduce airborne dust at coal fired power plants

 Benefits

Soil2O™ ‘Dust Control’ is beneficial because it will reduce the number of times companies will need to spray haul roads, thus reducing water usage, fuel, maintenance and labor costs.  In addition, the product is non-toxic and environmentally friendly and can be integrated into the reclamation process for mining companies, instead of being a product that needs to be cleaned up.

Sales and Marketing

We began sales of Soil2O™ “Dust Control” in Southern California in December 2010 and have three full-time employees responsible for selling the product.  During fiscal 2011, Soil2O™ “Dust Control” accounted for 12% of our sales, and for the quarter ended September 30, 2011 it accounted for 76% of our sales and accounted for 4% of sales for the quarter ended December 31, 2011. We are currently marketing Soil2O™ “Dust Control” in California, Arizona, Texas, Alabama, Florida, Pennsylvania and New Jersey. We are currently working with aggregate pits and quarries, gold mines, large scale construction companies, cement manufacturers, dairy farms and government facilities. Sales in Soil2O™ “Dust Control” have fallen due to the rainy season and due to deferrals of new purchases until the beginning of 2012.

Competition

There are a few niche dust control products in the marketplace. The main and most widely used product is Magnesium Chloride or MagChloride. MagChloride has a hygroscopic quality which has the ability to absorb moisture from the air, controlling the number of small particles which become airborne. MagChloride still needs many laps with a water truck to keep it hydrated and working. After just a few applications our “Dust Control” product offering helps to limit the times a water truck is needed, saving fuel, labor costs, and thousands of gallons of water per day.

Soil2O™ - Agricultural Application

Industry Overview

Irrigation in all forms costs billions of dollars a year. According to the USDA Farm and Ranch Irrigation Survey, in 2008 farmers spent $4.8 billion on irrigation equipment, facilities, land improvements, and energy to power irrigation pumps. According to the World Bank’s website, agricultural water management is a vital practice in ensuring food security, poverty reduction, and environmental protection. For this reason, the total value of all loans currently held by the World Bank for irrigation and drainage is $3.7 billion. After decades of successfully expanding irrigation and improving productivity, farmers and managers face an emerging crisis in the form of poorly performing irrigation schemes, slow modernization, declining investment, constrained water availability, and environmental degradation. Furthermore, with irrigation costs running into the hundreds of thousands of dollars per golf course, an article in the April 2010 edition of The Golf Course Trades discussed the growing need for golf superintendents to invest in new products and services designed to improve efficiency, conservation and ease of operations.

Drought conditions currently exist in many parts of the U.S. These drought conditions are causing crop shortages as farmers have insufficient water for their crops which is reducing their yield. Additionally, the drought is causing an increase in forest fires in some areas.

The Product

Soil2O™’s main ingredient is a potassium based co-polymer. Versions of this product have been used in the agricultural industry for many years. Soil2O™ can absorb hundreds of times its weight in water. Water is rapidly drawn into a polymer network where it is stored. As the soil dries out, the polymer releases up to 95% of the water it has absorbed back into the soil. Therefore, the water becomes available when the plants need it most. Soil2O™ is available in different particle sizes — the finer the size of the particle, the greater its absorption capacity and speed.

We are marketing two distinct versions of Soil2O™, a sprayable version and a granular one. The sprayable version is a fine particle blend that is for use on existing grass and can be applied using any type of spray rig or backpack sprayer. The granular product has been formulated to be tilled into the top four to six inches of the soil to assist in replacing and replanting of grass, including sodding and seeding, and is also recommended to be used during the planting of trees, shrubs, and annuals. The granular version is appropriate for planting situations in which the grass is not already established. We are now selling both versions to our distributors which are marketing the products to the agricultural and other markets.

Soil2O™ degrades naturally in the soil. Sunlight and salinity exposure makes it break down faster. The Soil2O™ sprayable version is used as a top dressing and sprayed onto already established turf and grasses.  Our formulation provides a specifically formulated particle size which, with irrigation, gets down to the roots to supply turf and grasses with water and nutrients. Since the sprayable particle size is very small and not as protected from the ultraviolet light given off by the sun as the granular form, it is broken down much more rapidly than the granular form. The granular form of Soil2O™ is tilled directly into the soil and will last for three to five years without having to be reapplied. The market for the granular product is newly-designed golf courses as well as courses doing replanting as part of their continual golf course maintenance. Although granular form re-orders for large scale use may be limited due to its long duration in soil, we expect it to be used in both industrial and retail markets for the planting of landscaping which always has constant turnover due to landscaping re-design, re-planting and young tree mortality rates.

Uses

Soil2O™ has multiple potential uses in the agricultural market:

●
Soil2O™ products are specially designed for use as a soil conditioner for water and nutrient retention, interior and exterior farming including growers, turf farms and greenhouses, landscaping, forestry, horticulture and golf course maintenance. Each product’s goal is to increase the water holding capacity of soils and potting mixes, thereby reducing the frequency of irrigation, as well as the leaching of valuable nutrients.

●
Soil2O™ can also be beneficial for lawns and sod by improving germination and promoting regular even growth of lawns. This is especially useful for turf farms, golf courses and grass in parks and gardens.

●
Soil2O™ can be effective in agriculture, particularly in commercial farming. By storing water for later release as the soil becomes drier, Soil2O™ delays wilting and makes it possible for certain plants to become better established while waiting for rain or irrigation to begin. In one test, the use of Soil2O™ in rain fed sugar cane increased the yield by approximately 25%.

●	By absorbing fertilizer, Soil2O™ reduces the amount that runs out of the soil and makes it available to the plants for a longer period of time.

●	Soil2O™ can be used in the planting of trees, bushes and saplings by enhancing root development and reducing mortality rates due to transplant shock.

●	Soil2O™ can keep plants, trees and cut flowers hydrated and thereby facilitate their transportation over long distances.

●	If Soil2O™ is mixed into the soil, cuttings and transplants take root better and watering frequencies are reduced by as much as 30% to 50%.

●
Another potential use of Soil2O™ is for floral decoration. Soil2O™ is placed in a container with colored water. Soil2O™ absorbs this colored water and becomes colored. The resulting colored gel can be placed in glass containers in which cut flowers may be placed.

We believe that the recent surge in water scarcity in the U.S. has created an opportunity to demonstrate to governments that Soil2O™ can provide a solution for the agricultural market. The agriculture market has a substantial problem in regards to fertilizer and nutrient leaching. Soil2O™ is currently being evaluated by some of the largest growers in Florida in regards to the leaching issue.

GelTech is working on rolling out a distribution network in the southern half of the United States, focusing on strong regional suppliers and companies that offer direct dust control services.  To date, the bulk of our focus has been in the Southwest.  We are seeking to expand our limited number of distributors and marketing the Soil2O™ line to various businesses including agricultural growers and service providers, aggregate pits and quarries, gold mines, large scale construction companies, cement manufacturers, dairy farms and government facilities.

We are also engaged in discussions with a few international distributors about acting as a distributor for Soil2O™ in marketplaces that include Australia and some Southern African countries. We cannot assure you we will be successful in recruiting distributors or that they will sell substantial quantities of Soil2O™ at prices that are profitable.

Raw Materials and Suppliers

Our Soil2O™ base ingredients are manufactured for us by a third party. There are several other companies that are also capable of manufacturing the main ingredients.

Sales and Marketing

We are currently marketing to golf courses, landscapers and highway landscaping companies through distributors in the southwest United States and to homeowners through our website. In fiscal 2011 and in fiscal 2012, the sales for Soil2O™ were nominal.

Competition

Polymers have been marketed on and off for over 20 years as additions to soil to increase water retention and reduce irrigation. Numerous companies appear to have products that are very similar to Soil2O™. Some of these companies are:

●	Horticultural Alliance, Inc.

●	Turbo Technologies, Inc.

●	American Soil Technologies, Inc. [OTCBB: SOYL]

The first two are private companies and it is unclear what financial, marketing and sales resources they have compared to us. On the other hand, American Soil Technologies, Inc. is listed on the Bulletin Board. However, from American Soil’s filings with the SEC, it is clear that it has experienced significant losses, has a large accumulated deficit and has a working capital deficit which may hamper its ability to compete. It supplies polymer soil additions and other related products. American Soil has an exclusive license to two method patents with cross-linked and linear polymers as their basis. They also have a patent on a slow release liquid fertilizer. American Soil also has two patents on a machine designed to install its liquid products in mature turf as well as some standing crops. Since we do not currently have a patent on Soil2O™ itself or on any of its uses, it is possible that a competitor could reverse engineer Soil2O™ and market it under its own brand name. We have filed a patent application for the sprayable version of Soil2O™.

Seasonality

We expect Soil2O™ will experience seasonality in sales during the fall and winter quarters. However, we do not expect as much seasonality in the Southeastern areas that generally experience year round growing cycles, with the sale of the agricultural products preceding the growing cycle of various crops. We also believe a higher demand for Soil2O™ will exist during the drought conditions affecting the U.S. particularly in the Southwest.

SkinArmor™

Overview

SkinArmor™ was developed out of a need for the U.S. Military. Since the ‘Iraqi and Afghanistan Wars’ began, the U.S.  Military has had a large number of personnel receiving high intensity burns. When moving personnel, there is a potential for the transport vehicle to come in contact with an “Improvised Explosive Device” or “IED”.  Most transports only have airflow from underneath the vehicles to maintain protection from shots taken at them. When a transport comes in contact with an “IED” the explosion comes from underneath the vehicle, and into the air vents. This two to three second blast creates heat of over 2500°F.  SkinArmor™ could be used by soldiers during the transportation process offering protection from this type of an explosion.

The Product

SkinArmor™ is a product we developed using the same base components as we do with the FireIce® product line. We have added a few additional compounds to assist with making the product thicker and more easily spread on the skin. SkinArmor™ will be delivered in a ‘tube’ shape container that will be easily carried by any soldier, firefighter or first responder. We remain in the pre-marketing stage, and have found that there are potentially many other uses for SkinArmor™.  We believe that anyone that works in a high temperature environment could have a potential need for protection with SkinArmor™.

WeatherTech Innovations®

Weather Tech Innovations, Inc. is our subsidiary that we organized to manage our hurricane suppression project. It has undergone only very limited testing and is not ready for true live testing in hurricanes. We need to raise between $3 to $5 million for preliminary environmental impact studies and to build the appropriate computer and radar facilities for participating universities. Another $50 to $100 million will be needed to fully test the project once the preliminaries goals have been reached and verified. We are uncertain whether we can raise this sum and have not devoted any efforts to do so as we seek to commercialize other products.  We are currently not focusing on this product because of the significant cost to continue development.

Intellectual Property

The following are patents and patents pending for products we currently market or expect to market:

●	U.S. patent application, Serial No. 11/775,512 –Water retention mixture and method for spray application and International Patent application, Serial No. PCT/US2008/069398;

●	U.S. patent application, Serial No. 12/208,832 – Rapid Deployment Fire Retardant Gel Pack and International Patent application, Serial No. PCT/US2009/056532;

●	U.S. patent application, Serial No. 12/282,603 – Process and Device for Fire Prevention and Extinguishing;

●	U.S. patent, Patent No. 7,992,647 – Process and Device for Fire Prevention and Extinguishing;

●	U.S. patent application, Serial No. 12/270,485 – Method and Apparatus for Improving Fire Prevention and Extinguishment;
●	U.S. patent application, Serial No. 29/375,350 – Firehose Eductor;
●	U.S. patent application, Serial No. 61/430,601 – Method of Controlling Road Dust in Strip Mines;
●	U.S. patent application, Serial No. 61/430,601 – Strip Mine Conveyor Belt Dust Control;
●	U.S. patent application, Serial No. 12/887,230 – Home Safety Kit;
●	U.S. patent, Patent No. D637,357 – Fire Extinguisher Dispensing Hose; and
●	U.S. patent application, Serial No. 12/870,333 - Water Based Fire Extinguisher.

We also hold patents for IceWear™ and our hurricane suppression project. Our Chief Technology Officer continues to develop potential new products. We recently filed new patent applications, some of which are to improve our existing technologies and others are for new products.

We claim trademark rights to the following marks.  Federal trademark applications are on file with the United States Trademark Office:

●	GelTech Solutions®

●	FireIce®

●	SkinArmor™

●	Soil2O™

●	Got Dust™

●	IceWear™

●	WeatherTech Innovations®

Employees

As of  February 28,  2012, we had 19 employees of which all are full-time employees. We hire independent contractors on an “as needed” basis only. We have no collective bargaining agreements with our employees. We believe that our employee relationships are satisfactory. In addition to our Chief Executive Officer and our Chief Technology Officer, we employ three other members of the Cordani family. See “Certain Relationships and Related Person Transactions.”

Research and Development

During the last two fiscal years, GelTech has spent $91,762 and $19,541 on research and development expenses.

Property

Our corporate offices are located in Jupiter, Florida.  We lease our office on a month-to-month basis at a monthly rental fee of $8,211.  If we were required to move, we believe that there is a large supply of commercial property available in the general area which we could lease at comparable prices.  In addition, we have a one year lease for space in an industrial yard in California which houses our fleet of vehicles, our mobile mixing vehicle and equipment and provides storage for inventory at a monthly cost of $2,650.

Legal Proceedings

From time to time, we are party to certain legal proceedings that arise in the ordinary course and are incidental to our business.  There are currently no such pending proceedings to which we are a party that our management believes will have a material adverse effect on our consolidated financial position or results of operations.  However, future events or circumstances, currently unknown to management, will determine whether the resolution of pending or threatened litigation or claims will ultimately have a material effect on our consolidated financial position, liquidity or results of operations in any future reporting periods.

MANAGEMENT

The following is a list of our directors and executive officers.  All directors serve one-year terms or until each of their successors are duly qualified and elected.  The officers are elected by our Board.

Name	Age	Position
Michael Cordani	51	Chief Executive Officer, Secretary, Treasurer and Chairman of the Board
Joseph Ingarra	38	President and Director
Peter Cordani	50	Chief Technology Officer and Director
Michael Hull	58	Chief Financial Officer
Michael Becker	60	Director
Jerome Eisenberg	72	Director
Leonard Mass	70	Director
Phil O’Connell, Jr.	71	Director

Biographies

Michael Cordani has been our Chief Executive Officer and a director since inception.  He became Chairman of the Board of Directors on June 25, 2007.  From inception until June 25, 2007, Mr. Cordani was also our President.  Mr. Cordani also acted as our Chief Financial Officer until August 28, 2007.   Mr. Cordani was selected as a director for his 20 years of experience in management.  In addition, Mr. Cordani was selected because he is our Chief Executive Officer.

Joseph Ingarra has been our President since June 25, 2007.  From inception until June 25, 2007, Mr. Ingarra was our Executive Vice President.  He has been a director since inception.  From January 2005 to April 2006, Mr. Ingarra was Vice-President of Corporate Acquisitions for MidCoast Financial, Inc., a financial services firm which specializes in the acquisition of closely held corporations.  Mr. Ingarra was selected as a director because he is our Co-founder and President.

Peter Cordani has been our Chief Technology Officer since inception.  Mr. Cordani has been a director since July 3, 2007.  He is the inventor of all of our intellectual property.  Mr. Cordani was the Chief Executive Officer of Dyn-O-Mat from February 1994 until February 2007. Mr. Cordani was selected as a director because of his patent experience and because he is our Chief Technology Officer.

Michael Hull became our Chief Financial Officer on March 17, 2008.  Until September 1, 2011, Mr. Hull was working for us on a part-time basis. Since then, Mr. Hull has been with us on a full-time basis.  From January 2008 until December 2009, Mr. Hull was a Director of CFO Services for WSR Consulting, Inc., which we refer to as WSR, which provides Chief Financial Officer and related services to businesses.  Prior to Mr. Hull becoming a full-time employee, WSR provided Chief Financial Officer services to GelTech.  See the Section entitled “Related Persons Transactions” found elsewhere herein.  Until August 31, 2011, Mr. Hull spent the majority of his time providing accounting services for Ecosphere Technologies, Inc. (OTCBB: ESPH) a diversified water engineering, technology licensing and environmental services company.  From November 2006 through November 2007, Mr. Hull was Chief Financial Officer of BabyUniverse, Inc., an Internet retailer.   Previously, Mr. Hull spent 11 years in public accounting with the South Florida audit practice of Price Waterhouse.  Mr. Hull is a Certified Public Accountant in Florida.

Michael Becker became a director of GelTech on January 3, 2012.  Mr. Becker is an accountant and has been President of the accounting firm Michael C. Becker & Co. since 1979.  From 1976 until August 2007, Mr. Becker served on the Miami-Dade Fire Department and retired as the Chief Fire Officer.  Mr. Becker is a Certified Public Accountant in Florida.  Mr. Becker was selected as a director because of his experience as an accountant, his knowledge of the fire industry and because he is independent.

Jerome Eisenberg has been our director since February 1, 2010.  Since 2006, Mr. Eisenberg has been Chairman of the Board of ORBCOMM, Inc. (NASDAQ: ORBC), a leading provider of global satellite and cellular data communications solutions for asset tracking, management, and remote control.  From December 2004 until March 2008, Mr. Eisenberg served as the Chief Executive Officer of ORBCOMM, Inc.  Mr. Eisenberg has been a director of ORBCOMM, Inc. since 2004.  In July 2009, Mr. Eisenberg became Chief Executive Officer of TFISA LLC, a company formed to distribute FireIce® internationally.  Mr. Eisenberg was selected as a director because of his experience with public companies and because he is independent.

Leonard Mass has been our director since May 11, 2010.  Since September 2005, Mr. Mass has been the Vice President of Land Development in the Real Estate Development division of the Drummond Company, Inc. a company which is principally engaged in the business of mining, purchasing, processing and selling of both thermal and metallurgical coal.  Mr. Mass was selected to as a director for his 40 years of experience in executive management and his background in finance and management and because he is also independent.

Phil O’Connell, Jr. became a director of GelTech on November 15, 2006. Mr. O’Connell is an attorney and has been a partner at the law firm of Casey Ciklin Lubitz Martens & O’Connell, P.A. and predecessor law firms since 1969.  Mr. O’Connell was selected as a director because of his experience as a lawyer and because he is independent.

Mr. Michael Cordani, our Chief Executive Officer and Chairman of the Board, is the brother of Mr. Peter Cordani, our Chief Technology Officer and a director.  There are no other family relationships between any of the executive officers and directors.  Our Bylaws require that each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified.  We have never had an annual meeting of shareholders. See “Certain Relationships and Related Person Transactions” below for further information concerning our employment of Cordani family members.

Committees of the Board of Directors

Our Board has established an Audit Committee and a Compensation Committee.  We have not established a Nominating Committee.  The function of this committee is being undertaken by the entire Board as a whole.  The Board and its Committees meet throughout the year and act by written consent from time to time as appropriate.  Committees regularly report on their activities and actions to the Board.  The Audit Committee has a written charter approved by the Board.

The following table identifies the independent and non-independent current Board and Committee members:

Name	Independent	Audit	Compensation
Michael Cordani
Joseph Ingarra
Peter Cordani
Michael Becker	✓	✓
Jerome Eisenberg	✓	✓
Leonard Mass	✓	✓	✓
Phil D. O’Connell, Jr.	✓	✓	✓

Director Independence

Our Board has determined that Messrs. Becker, Eisenberg, Mass and O’Connell are independent under the NASDAQ Stock Market Listing Rules.  Also, our Board has determined that Messrs. Becker, Eisenberg and Mass are qualified as Audit Committee Financial Experts, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act of 2002.  Although Mr. Eisenberg provides sales services for us worldwide, we have not compensated him since we have generated no sales from his efforts.  Mr. Eisenberg is associated with a company which has exclusive rights to distribute certain of our products in various countries in conjunction with a distribution agreement entered into in July 2009, prior to Mr. Eisenberg becoming a director. No sales have been generated.  See "Certain Relationships and Related Person Transactions" on page 43. Accordingly, he is independent, although that may change in the future.

Audit Committee

The Audit Committee’s primary role is to review our accounting policies and any issues which may arise in the course of the audit of our financial statements.  The Audit Committee selects our independent registered public accounting firm, approves all audit and non-audit services, and reviews the independence of our independent registered public accounting firm.  The Audit Committee also reviews the audit and non-audit fees of the auditors.  Our Audit Committee is also responsible for certain corporate governance and legal compliance matters including internal and disclosure controls and compliance with the Sarbanes-Oxley Act of 2002.

Compensation Committee

The function of the Compensation Committee is to determine the compensation of our executive officers.  The Compensation Committee has the power to set performance targets for determining periodic bonuses payable to executive officers and may review and make recommendations with respect to shareholder proposals related to compensation matters.  Additionally, the Compensation Committee is responsible for administering the Plan.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer.  Although not required, the Code of Ethics also applies to our Board.  The Code provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistle-blowing or the prompt reporting of illegal or unethical behavior.  We will provide a copy of the Code of Ethics to any person without charge, upon request.  The request for a copy can be made in writing to GelTech Solutions, Inc., 1460 Park Lane South, Suite 1, Jupiter, Florida 33458, Attention: Mrs. Darlene Cordani.

Shareholder Communications

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at GelTech Solutions, Inc., 1460 Park Lane South, Suite 1, Jupiter, Florida 33458, Attention: Mrs. Darlene Cordani, or by facsimile (561) 427-6182.  Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

EXECUTIVE COMPENSATION

The chart below summarizes the terms and conditions of these employment agreements with our executive officers.

Executive	Term	Base Salary/ Compensation(1)	Option/Bonus Incentive (2)
Michael Cordani	March 10, 2011 through March 10, 2014	$150,000 per year with increases for 2012 and 2013	250,000 stock options and a performance based annual bonus (3)
Joseph Ingarra	March 10, 2011 through March 9, 2014	$150,000 per year with increases for 2012 and 2013	250,000 stock options and a performance based annual bonus (3)
Peter Cordani	March 10, 2011 through March 9, 2014	$150,000 per year with increases for 2012 and 2013	250,000 stock options and a performance based annual bonus (3)
Michael Hull (4)	September 1, 2011 through August 31, 2014	$146,000 per year	150,000 stock options and a performance based annual bonus (5)
———————
(1)
The base salary increases are subject to approval of the Compensation Committee with target salaries for 2012 and 2013 of $200,000, and $225,000, respectively.  Increases are to be based upon profitability, positive cash flow and such other factors as the Compensation Committee deems important.  This chart does not include September 2011 grants of 175,000 options to each of Messrs. Michael Cordani, Joseph Ingarra and Peter Cordani. Those options are exercisable at $0.81 per share over a 10 year period subject to vesting.

(2)
Following the completion of each fiscal year, the Compensation Committee will have the discretion to award each of the executives a target bonus based on each Executive’s job performance, the Company’s revenue growth, positive cash flow, net income before income taxes or other criteria selected by the Compensation Committee.  No bonuses were awarded for the year ended June 30, 2011.

(3)
The options are 10-year options exercisable at $1.25 per share.  The options vest in one-third increments each year subject to continued employment on the applicable vesting date and further subject to meeting budgeted revenue targets.  Any options which do not vest in a fiscal year are forfeited.  However, the Compensation Committee retains discretion to vest any options for a fiscal year in which the applicable performance target was not met.

(4)	Mr. Hull’s term commenced on September 1, 2011.

(5)
The options are 10-year options exercisable at $0.60 per share.  Of these options: (i) 50,000 vested on September 1, 2011 and (ii) the balance vest in six equal increments each June 30 and December 31, beginning December 31, 2011, subject to continued employment on each applicable vesting date.  Exercisability is also subject to executing GelTech’s standard Stock Option Agreement.

Termination Provisions

All of the severance payments that our executive officers are entitled to in connection with a termination of their employment are intended to comply with Section 409A of the Internal Revenue Code of 1986, which we refer to as the Code, and the Regulations thereunder.  Upon termination without cause or for good reason, Michael Cordani, Joseph Ingarra and Peter Cordani are entitled to one year’s severance and Michael Hull is entitled to six month’s severance.  Additionally, each of these executive’s stock options and shares of restricted stock shall immediately vest.

Summary Compensation Table

The following information is related to the compensation paid, distributed or accrued by us for the last two fiscal years to our Chief Executive Officer (principal executive officer) and the two other most highly compensated executive officers serving at the end of the last fiscal year whose compensation exceeded $100,000, which we refer to as our “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Option Awards ($)(f)(1)(2)	Total ($)(j)
Michael Cordani	2011	132,292	820,025	952,317
Chief Executive Officer	2010	125,000	-	125,000

Joseph Ingarra	2011	132,292	820,025	952,317
President	2010	125,000	-	125,000

Peter Cordani	2011	132,292	820,025	952,317
Chief Technology Officer	2010	125,000	-	125,000

(1)
The amounts in this column represents the fair value of the award as of the grant date as computed in accordance with FASB Accounting Standards Codification Topic 718.   These amounts represent awards that are paid in options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the Named Executive Officers.

(2)
Includes 750,000 stock options of which: (i) 150,000 vested immediately and (ii) the remaining vest in six equal increments each June 30th and December 31, with the first vesting date being June 30, 2011 (exercisable at $1.22 per share).  Also includes 250,000 stock options which vest annually (exercisable at $1.25 per share), and subject to meeting certain performance milestones.  All of these options are subject to continued employment as of each applicable vesting date.

Outstanding Equity Awards

Listed below is information with respect to unexercised options, stock that has not vested and equity incentive awards for each Named Executive Officer as of June 30, 2011:

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised or Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Michael Cordani	175,000	(1)	0	0	$1.00	September 15, 2011
Chief Executive Officer	150,000	(2)	0	0	$0.667	March 17, 2018
	250,000	(3)	500,000	0	$1.22	December 8, 2020
	0		0	250,000(4)	$1.25	March 10, 2021

Joseph Ingarra	175,000	(1)	0	0	$1.00	September 15, 2011
President	50,000	(2)	0	0	$0.667	June 25, 2012
	200,000	(2)	0	0	$0.667	March 17, 2018
	250,000	(3)	500,000	0	$1.22	December 8, 2020
	0		0	250,000(4)	$1.25	March 10, 2021

Peter Cordani	175,000	(1)	0	0	$1.00	September 15, 2011
Chief Technology Officer	145,833	(2)	29,167	0	$1.00	March 17, 2018
	185,007	(2)	0	0	$0.667	March 17, 2018
	250,000	(3)	500,000	0	$1.22	December 8, 2020
	0		0	250,000(4)	$1.25	March 10, 2021
———————
(1)	These options were fully vested as of June 30, 2011 and expired on September 15, 2011.

(2)	Fully vested.

(3)
Each executive in this table received a grant of 750,000 options of which 150,000 vested immediately and the remaining vest in six equal increments on each June 30th and December 31st (with first vesting date being December 31, 2011) over a three-year period, subject to continued employment on the applicable vesting date.

(4)
Each executive in this table received a grant of 250,000 options which vest annually over three-year period, subject to continued employment on the anniversary date and further subject to meeting certain performance milestones.

2007 Equity Incentive Plan

In March 2007, we established the Plan.  Initially, we were authorized to issue up to 1,500,000 Stock Rights.  In September 2008, our Board increased the Plan by adding an additional 2,000,000 Stock Rights.  Under the Plan, all of our non-employee directors (who do not own 10% or more of our common stock) receive automatic grants of stock options upon appointment as director or member of a board committee.  These initial grants vest over a three-year period each 12 months following the date of grants, subject to service with GelTech in the capacity in which the grant was received on each applicable vesting date.  Also, each non-employee director receives an automatic option grant each year on July 1st for their service on the Board.  The annual grants vest on June 30th of the following year, subject to service with GelTech in the capacity in which the grant was received.

Initial Grants

Chairman of the Board	50,000 options
Director	30,000 options
Chair of a Committee	10,000 options
Member of a Committee	5,000 options

Annual Grants

Director	50,000 options
Chair of a Committee	10,000 options
Member of a Committee	5,000 options

Prior to the Board amending the Plan on April 6, 2010, non-employee directors received annual grants of 20,000 stock options and the Chairman of the Board received 35,000 stock options. The amendment eliminated the annual grant to the Chairman and increased the annual grant to directors to 50,000 options.

The exercise price of options or stock appreciation rights granted under the Plan shall not be less than the fair market value of the underlying common stock at the time of grant.  In the case of incentive stock options, the exercise price may not be less than 110% of the fair market value in the case of 10% shareholders.  Options and stock appreciation rights granted under the Plan shall expire no later than 10 years after the date of grant.  The total number of shares with respect to which options or stock awards may be granted under the Plan the purchase price per share, if applicable, shall be adjusted for any increase or decrease in the number of issued shares resulting from a recapitalization, reorganization, merger, consolidation, exchange of shares, stock dividend, stock split, reverse stock split, or other subdivision or consolidation of shares.

Our Board or the Compensation Committee may from time to time may alter, amend, suspend, or discontinue the Plan with respect to any shares as to which awards of stock rights have not been granted.  However no rights granted with respect to any awards under the Plan before the amendment or alteration shall be impaired by any such amendment, except with the written consent of the grantee.

Under the terms of the Plan, our Board or the Compensation Committee may also grant awards which will be subject to vesting under certain conditions.  The vesting may be time-based or based upon meeting performance standards, or both. Recipients of restricted stock awards will realize ordinary income at the time of vesting equal to the fair market value of the shares.  We will realize a corresponding compensation deduction.  Upon the exercise of stock options or stock appreciation rights, the holder will have a basis in the shares acquired equal to any amount paid on exercise plus the amount of any ordinary income recognized by the holder.  Upon sale of the shares, the holder will have a capital gain or loss equal to the sale proceeds minus his or her basis in the shares.

Our standard Stock Option Agreement provides for “clawback” provisions, which enable our Board to cancel options and recover past profits if the person is dismissed for cause or commits certain acts which harm us.

Equity Compensation Plan Information

The following chart reflects the number of securities granted and the weighted average exercise price for our compensation plans as of June 30, 2011.

Name Of Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	- 0 -		N/A

Equity compensation plans not approved by security holders (1)(2)	5,769,507	$1.16	N/A

(1) Includes options and shares of common stock issued under the Plan. Also includes 2,250,000 options granted outside of the Plan.

(2) Includes 5,095,007 stock options issued to directors and executive officers.

The following chart reflects the number of stock options we have awarded our current executive officers and directors from the beginning of fiscal 2010 until the end of fiscal 2011.

Name	Number of Options	Exercise Price per Share	Expiration Date
Michael Cordani (1)	750,000	$1.22	December 8, 2020
Michael Cordani (2)	250,000	$1.25	March 10, 2021
Peter Cordani (1)	750,000	$1.22	December 8, 2020
Peter Cordani (2)	250,000	$1.25	March 10, 2021
Joseph Ingarra (1)	750,000	$1.22	December 8, 2020
Joseph Ingarra (2)	250,000	$1.25	March 10, 2021
Jerome Eisenberg (3)	30,000	$1.92	February 1, 2020
Jerome Eisenberg (3)	5,000	$1.95	February 11, 2020
Jerome Eisenberg (4)	55,000	$1.21	July 1, 2020
Jerome Eisenberg (5)	50,000	$1.25	March 10, 2021
Leonard Mass (6)	30,000	$1.55	May 11, 2020
Leonard Mass (4)	50,000	$1.21	July 1, 2020
Leonard Mass (7)	5,000	$1.38	September 27, 2020
Leonard Mass (8)	5,000	$1.25	March 10, 2021
Leonard Mass (5	50,000	$1.25	March 10, 2021
Phil O’ Connell, Jr. (4)	35,000	$1.84	July 1, 2019
Phil O’ Connell, Jr. (4)	60,000	$1.21	July 1, 2020
Phil O’ Connell, Jr. (5)	50,000	$1.25	March 10, 2021
____________
(1)	Of these options: (i) 150,000 vested immediately and (ii) the remaining vesting in six equal increments on each June 30th and December 31st, with the first vesting date being June 30, 2011.
(2)	Vest in three equal annual increments subject to meeting certain performance milestones and further subject to continued employment on each applicable vesting date.
(3)	Vests in six equal increments on each June 30th and December 31st, with the first vesting date being June 30, 2010.
(4)	Fully vested.
(5)	Vests in six equal increments on each June 30th and December 31st, with the first vesting date being June 30, 2011.
(6)	Vests in three equal increments each May 11th, with the first vesting date being May 11, 2011.
(7)	Vests in three equal increments each September 27th, with the first vesting date being September 27, 2011.
(8)	Vests in three equal increments each June 30th and December 31st, with the first vesting date being March 10, 2012.

On July 1, 2011, our non-employee directors received automatic grants under the Plan as described above. See the Executive Compensation Table on page 37 for a description of options granted to our executive officers in fiscal 2012.

Fiscal 2011 Director Compensation Table

We do not pay cash compensation to our directors for service on our Board and our employees do not receive compensation for serving as members of our Board.  Directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as board and committee members.  Under the Plan, our non-employee directors receive automatic grants of stock options as compensation for their services on our Board, as described above.

Name	Option Awards ($)(1)	Total ($)
Jerome Eisenberg	$87,621	$87,621
Anthony Marchese (2)	$82,950	$82,950
Leonard Mass	$91,988	$91,988
Phil O’Connell, Jr.	$95,621	$95,621

(1)
The amounts in this column represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the recently revised SEC disclosure rules.  These amounts represent awards that are paid in options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the directors.

(2)	Mr. Marchese resigned on September 28, 2011.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of GelTech’s voting stock beneficially owned as of  February 28,  2012 by (i) those persons known by GelTech to be owners of more than 5% of GelTech’s common stock, (ii) each director of GelTech, (iii) each Named Executive Officer, and (iv) all executive officers and directors of GelTech as a group.  Unless otherwise specified in the notes to this table, the address for each person is: c/o GelTech Solutions, Inc., 1460 Park Lane South, Suite 1, Jupiter, Florida 33458.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Directors and Named Executive Officers:
Common Stock	Michael Cordani (2)	755,609	3.1%
Common Stock	Joseph Ingarra (3)	759,810	3.1%
Common Stock	Peter Cordani (4)	1,233,232	5.1%
Common Stock	Michael Becker (5)	0	0
Common Stock	Jerome Eisenberg (6)	95,000	*
Common Stock	Leonard Mass (7)	142,071	*
Common Stock	Phil O’Connell, Jr. (8)(9)	1,720,858	7.1%
Common Stock	All directors and executive officers as a group (8 persons) (10)	4,775,245	18.2%

5% Shareholder:
Common Stock	Michael Reger (11)	9,147,407	34.5%
________
 * Less than 1%.

(1)
Applicable percentages are based on 23,838,892 shares outstanding as of February 28, 2012, adjusted as required by rules of the SEC.  Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying options and warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.  Unless otherwise indicated in the footnotes to this table, GelTech believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.  The table includes only vested options and warrants or options and warrants that will vest and become exercisable within 60 days.

(2)
Mr. Cordani is Chairman of the Board and Chief Executive Officer.   Shares are held with Mr. Cordani’s wife as tenants by the entirety. Includes  530,167 shares of common stock issuable upon exercise of vested options.  Also includes 15,000 shares of common stock held by an adult child of Mr. Cordani.  Mr. Cordani disclaims beneficial ownership of these securities and this disclosure shall not be deemed an admission that he is the beneficial owner of either the securities held in the trust or shares held by his children.

(3)	Mr. Ingarra is a director and President. Includes 629,167 shares issuable upon the exercise of vested options.

(4)
Mr. Peter Cordani is a director and Chief Technology Officer.  Includes shares held by North Carolina River Ridge II LLC, a company managed by Mr. Peter Cordani.  It owns 397,208 shares of common stock. Thus, under SEC rules, Mr. Peter Cordani is considered the beneficial owner as explained in Note (1).  Also includes 564,175 shares issuable upon the exercise of vested options.  Mr. Cordani is the trustee of three trusts which own 271,349 shares of GelTech.

(5)	Mr. Becker is a director.

(6)	Mr. Eisenberg is a director. Represents shares issuable upon the exercise of vested options.

(7)	Mr. Mass is a director. Includes 78,333 shares issuable upon the exercise of vested options.

(8)	Mr. O’Connell is a director. Includes 344,058 shares issuable upon the exercise of warrants. Also includes 141,667 shares issuable upon the exercise of vested options.

(9)
Includes: (i) 95,241 shares jointly held by Mr. O’Connell and his wife, (ii) 1,089,392 shares held by the Phil D. O’Connell, Jr. Revocable Trust, of which Mr. O’Connell is the trustee, (iii) 10,000 shares held by Mr. O’Connell’s wife and (iv) 40,500 shares held in trusts for Mr. O’Connell’s children, of which Mr. O’Connell is the trustee.  Mr. O’Connell disclaims beneficial ownership of the securities held by his wife and this disclosure shall not be deemed an admission that he is the beneficial owner of the securities held by his wife.

(10)	Includes 66,666 shares issuable upon the exercise of vested options held by Michael Hull, our Chief Financial Officer.

(11)
Includes 1,350,000 shares issuable upon the exercise of warrants and 434,681 shares of common stock held in a grantor retained annuity trust of which Mr. Reger is the trustee.  Also includes 1,328,093 shares issuable upon the conversion of a convertible note.  Address is 777 Yamato Road, Suite 300, Boca Raton, Florida 33431.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

 In addition to Michael and Peter Cordani, the following related parties are employed at GelTech:

•	Michael Cordani’s wife as a bookkeeper at $1,000 per week,
•	Michael and Peter Cordani’s father is employed as a researcher at $1,200 per week, and

•	Michael and Peter Cordani’s mother as a receptionist at $600 per week.

We believe all of these salaries are at or are below the going rate of what such services would cost on the open market.

In 2008, we entered into a one-year Consulting Services Agreement with WSR Consulting, Inc. which required WSR to provide accounting and finance services including providing a Chief Financial Officer.  Until September 1, 2011, Mr. Michael Hull had been acting as our part-time Chief Financial Officer on behalf of WSR.  We paid WSR $5,000 per month for these part-time services. Because Mr. Hull has joined us on a full-time basis, we terminated this agreement.

In August 2008 and September 2008, GelTech entered into two revolving line of credit agreements which permitted GelTech to borrow up to $4,000,000 and $1,000,000 from Mr. Michael Reger, its largest shareholder.  In November 2008 and April 2009, GelTech received advances totaling $773,000 under the $1,000,000 line of credit.  In February 2009, GelTech borrowed $250,000 under the $4,000,000 revolving line of credit agreement in two separate fundings.  These credit facilities, as described below, were cancelled in May 2009.

On May 29, 2009, we entered into a Credit Enhancement and Financing Security Agreement or the 2009 Loan Agreement with Mr. Reger.  Also on May 29, 2009, GelTech entered into a $2,500,000 Revolving Line of Credit Agreement or Credit Agreement and borrowed $1,550,000 under the Credit Agreement.  Advances under the Credit Agreement were being used for working capital, acquisition of inventory and to repay $1,058,943 due under the $1,000,000 and $4,000,000 credit facilities previously entered into with Mr. Reger.  The Revolving Promissory Note executed by GelTech and delivered to Mr. Reger permitted GelTech to borrow up to $2,500,000.  Interest was due monthly on the 20th day of each month beginning June 20, 2009 and the principal and all accrued interest was due on May 29, 2010.  On May 20, 2010, GelTech and Mr. Reger extended the loan until May 19, 2011. Additionally, GelTech was required pay down the loan to a zero balance for a period of 30 consecutive days.  This was required in the previous line of credit but the lender did not compel GelTech to do so.   As consideration for the extension, Mr. Reger was paid $60,000 and was issued 150,000 shares of GelTech's common stock and 150,000 two-year warrants exercisable at $1.50 per share.

On May 29, 2009, GelTech and Mr. Reger entered into a Loan Cancellation Agreement by which the $1,058,943 due under the 2008 loans was repaid and the 2008 agreement was cancelled.  This $1,058,943 sum is part of the $1,550,000 borrowed by GelTech.  As consideration for entering into this 2009 Agreement, Mr. Reger was paid $60,000 and issued 150,000 shares of GelTech’s common stock.

On February 18, 2011, GelTech and Michael Reger renegotiated their line of credit and reduced the principal on the line of credit by $1 million.  Mr. Reger agreed to accept 892,857 shares of GelTech’s common stock in consideration for cancelling $1 million of the $2,497,483 line of credit, which was due in May 2011.  The remaining $1,497,483 owed under the line of credit has been converted into a five-year note which is convertible at $1.12 per share bearing 5% interest per year. In connection with the loan cancellation, GelTech issued Mr. Reger 1,000,000 five-year warrants exercisable at $1.25 per share and 300,000 five-year warrants exercisable at $1.75 per share.

Jerome Eisenberg, a director of GelTech, is the Chief Executive Officer of TFISA, LLC., which we refer to as “TFISA”, a company that was specifically formed to distribute FireIce® and SkinArmor™, in connection with an agreement signed in July 2009 prior to Mr. Eisenberg becoming a director.   For the term of the Agreement, TFISA has exclusive rights to distribute:

•
FireIce® to governmental agencies worldwide including the U.S. excluding (i) any municipal, state owned or volunteer fire-fighting company or any state fire-fighting instrumentality in the U.S. and (ii) sales of FireIce® Products to the Forest Service.

•	SkinArmor™ worldwide; and
•	Eductors for the FireIce® Pumper Truck to all of Europe and other countries throughout the world.

The Agreement expires in December 2015.  As of the date of this prospectus, no sales of have been made by TFISA.  Furthermore, TFISA has not purchased any products from us. The Agreement fixes the prices that we may charge TFISA when it purchases products from us.

On December 20, 2011, Michael Cordani, our Chief Executive Officer and Chairman of the Board of Directors, and Joe Ingarra, our President and a director lent GelTech $10,000 and $29,380, respectively.  In connection with these loans, GelTech issued Messrs. Cordani and Ingarra promissory notes payable on demand.

On December 21, 2011, Michael Hull, our Chief Financial Officer, lent GelTech $50,000 and was issued a 60-day promissory note.  In connection with the loan, GelTech re-priced 150,000 of Mr. Hull’s options from $1.95 to $0.60.  Additionally, on December 21, 2011, GelTech issued 441,177 shares of common stock to Phil O’Connell, a director of GelTech, in exchange for exercising warrants and as settlement of an outstanding claim for loans (totaling approximately $304,000) made by the director to GelTech’s predecessor.

THE LINCOLN PARK TRANSACTION

On September 1, 2010, GelTech and Lincoln Park executed the Prior Agreements whereby GelTech had the right to sell, at its sole discretion, to Lincoln Park up to $5,000,000 of our common stock, over a 30-month period.  On January 3, 2012, the Prior Agreements were terminated by mutual agreement.  Under the Prior Agreements, we sold Lincoln Park 2,348,063 shares of common stock and received $3,358,866.

As of January 4, 2012, GelTech and Lincoln Park entered into the Purchase Agreement and Registration Rights Agreement.  Under the Purchase Agreement, Lincoln Park is obligated to purchase from us up to $5.0 million of our common stock, from time to time over a 30 month period.  Upon filing the registration statement which contains this prospectus, we received $100,000 from Lincoln Park as an initial purchase in exchange for 166,667 shares of our common stock.

Pursuant to the Registration Rights Agreement, we were required to file a registration statement that includes this prospectus with the SEC covering the shares that have been issued or may be issued to Lincoln Park under the Purchase Agreement.  We do not have the right to commence any sales of our shares to Lincoln Park until five days after the SEC has declared effective the registration statement of which this prospectus is a part.  Thereafter, over 30 months, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $5,000,000 of our common stock in amounts up to $30,000 as often as every two business days under certain conditions. We can also accelerate the amount of our common stock to be purchased under certain circumstances.  No sales of shares may occur at a purchase price below $0.35 per share.  The price of our stock as of January 3, 2012 was $0.64.  The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount.  We issued 150,000 shares of our stock to Lincoln Park as a commitment fee for entering into the Purchase Agreement and we are obligated to issue up to an additional 450,000 shares pro rata as Lincoln Park purchases up to $4,900,000 of our common stock as directed by us. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $50,000 of our stock then we would issue 4,592 shares of the pro rata commitment fee which is the product of $50,000 (the amount we have elected to sell) divided by $4,900,000 (the remaining amount we can sell Lincoln Park under the Purchase Agreement multiplied by 450,000 (the total number of pro rata commitment shares).  The pro rata commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park.  Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Purchase of Shares Under The Purchase Agreement

Under the Purchase Agreement, on any business day selected by us and as often as every two business days, we may direct Lincoln Park to purchase $30,000 of our common stock (subject to the $0.35 minimum purchase price being met).  The purchase price per share is equal to the lesser of:

●	the lowest sale price of our common stock on the purchase date; or

●	the average of the three lowest closing sale prices of our common stock during the 12 business days prior to the date that notice is received by Lincoln Park.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price.  In addition to the $30,000 purchase amount, GelTech may accelerate the amounts of the purchases. The price at which Lincoln would purchase accelerated amounts of our stock will be the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the lowest purchase price (as described above) during the previous 10 business days prior to the purchase date.  The actual amount of money we can receive from Lincoln Park every two-business days will be based upon the price of our common stock, as follows:

PRICE PER SHARE	AMOUNT OF MONEY
$0.35 - $0.89	$30,000
$0.90 - $1.19	$90,000
$1.20 - $1.99	$150,000
$2.00 - $2.49	$270,000
$2.50 or Higher	$530,000

The actual number of shares we sell will be determined by dividing the payment to us by the actual purchase price per share.

Minimum Purchase Price

Under the Purchase Agreement, we have set a minimum purchase price of $0.35.  We will not sell to Lincoln Park shares of common stock below $0.35. Specifically, Lincoln Park shall not have the right or the obligation to purchase shares of our common stock on any business day that the market price of our common stock is below $0.35.

Events of Default

The Purchase Agreement contains a number of events constituting an “Event of Default”, including:

●
while any registration statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the registration statement (including, without limitation, the issuance of a stop order) or is unavailable to Lincoln Park for sale of our common stock offered hereby and such lapse or unavailability continues for a period of 30 consecutive business days or for more than an aggregate of 60 business days in any 365-day period;

●	suspension by our principal market of our common stock from trading for a period of three consecutive business days;

●	the delisting of our common stock from our principal market provided our common stock is not immediately thereafter trading on the OTC Bulletin Board or any national securities exchange;

●	ceasing to be DTC eligible and/or failing to participate on the DWAC F.A.S.T. system;

●	our transfer agent’s failure for five business days to issue to Lincoln Park shares of our common stock which Lincoln Park is entitled to under the Purchase Agreement;

●
any material breach of the representations or warranties or covenants contained in the purchase agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five business days; or

●	any participation in insolvency or bankruptcy proceedings by or against us.

In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.  During an event of default, all of which are outside the control of Lincoln Park, shares of our common stock cannot be sold by us or purchased by Lincoln Park under the terms of the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Shareholders

All shares of common stock that are registered in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period ending in July 2015.  The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.  Lincoln Park may ultimately acquire all, some or none of the shares of common stock not yet issued but registered in this offering.  After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the Purchase Agreement, we authorized the sale to Lincoln Park of up to $5.0 million of our common stock exclusive of the 600,000 commitment shares issued, or to be issued. The number of shares ultimately offered for sale by Lincoln Park under this prospectus is dependent upon the number of shares purchased by Lincoln Park under the Purchase Agreement.  The following table sets forth the amount of proceeds we would receive from Lincoln Park from the sale of shares at varying purchase prices:

Assumed Average Purchase Price ($)	Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)(3)	Additional Proceeds from the Sale of Registered Shares to Lincoln Park Under the Purchase Agreement ($)
$0.35 (4)	3,750,119	13.95%	1,271,666.55
$0.92 (5)	3,940,313	14.18%	3,342,666.36
$1.00	3,967,006	14.64%	3,633,333.00
$2.00	2,900,000	11.14%	4,900,000.00
$3.00	2,083,333	8.26%	4,900,000.00
_________
(1)
Although the Purchase Agreement provides that we may sell up to an additional $4,900,000 of our common stock to Lincoln Park, we are only registering 3,633,333 shares to be purchased thereunder (not including the initial shares already purchased), which may or may not cover all such shares purchased by them under the Purchase Agreement, depending on the purchase price per share.  As a result, we have included in this column only those shares which are registered in this offering.

(2)
The number of registered shares to be issued includes the additional commitment shares issuable to Lincoln Park (but not the initial commitment shares), and no proceeds will be attributable to such commitment shares.

(3)
The denominator is based on  23,838,392 shares outstanding, and includes the 316,667 shares previously issued to Lincoln Park under the Purchase Agreement and the number of shares set forth in the adjacent column which includes the commitment fee issued pro rata up to the additional $4.9 million of our stock if purchased by Lincoln Park. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(4)	Under the Purchase Agreement, GelTech may not sell and Lincoln Park cannot purchase any shares in the event the price of our stock is below $0.35.

(5)	The closing price of our common stock on February 27, 2012.

SELLING SHAREHOLDER

The shares of common stock being offered by the selling shareholder are to be issued to Lincoln Park under the Purchase Agreement.  Except for the Prior Agreements, Lincoln Park has not had any material relationship with us within the past three years.

We do not know when or in what amounts Lincoln Park may offer shares for sale.  Lincoln Park may not sell any or all of the shares offered by this prospectus.  Because Lincoln Park may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by Lincoln Park after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by Lincoln Park.

The following table presents information regarding Lincoln Park.  The information concerning beneficial ownership has been taken from our stock transfer records and information provided by Lincoln Park.

Selling Shareholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering		Shares to be Sold in the Offering Assuming GelTech Issues Maximum No. of Shares in the Offering		Percentage of Outstanding Shares Beneficially Owned After Offering
Lincoln Park Capital Fund, LLC (1)	825,007	(2)	3.46	% (2)	4,400,000	(3)	2.95%
_________
(1)
Josh Scheinfeld and Jonathan Cope, the principals of Lincoln Park, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this prospectus.

(2)
Includes 783,831 shares of our common stock previously issued to Lincoln Park pursuant to the Prior Agreement executed in September 2010. The agreement was terminated in January 2012. Also includes 166,667 shares issued upon the filing of this registration statement for $100,000 in proceeds and 150,000 shares issued as commitment shares.   We may at our discretion elect to issue to Lincoln Park up to an additional 4,083,333 shares of our common stock under the Purchase Agreement but Lincoln Park does not beneficially own any such shares that may be issued by us at our sole discretion and such shares are not included in determining the percentage of shares beneficially owned before the offering.  Includes 200,000 shares issuable upon the exercise of a warrant.   The exercise of the warrants are subject to a 4.99% conversion blocker.

(3)
This number includes 3,800,000 shares of common stock, the maximum number of shares to be sold in the offering, plus 600,000, the total commitment shares to be issued assuming GelTech offers the maximum number of shares under the Purchase Agreement.

DESCRIPTION OF SECURITIES

We are authorized to issue 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue 5,000,000 shares of $0.001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Anti-takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law.  In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various “business combination” transactions such as a merger with any interested shareholder which includes, a shareholder owning 15% of a corporation’s outstanding voting securities, for a period of three years after the date in which the person became an interested shareholder, unless:

●	The transaction is approved by the corporation’s Board prior to the date the shareholder became an interested shareholder;

●
Upon closing of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding excluding those shares owned by persons who are both directors and officers and specified types of employee stock plans; or

●	On or after such date, the business combination is approved by the Board and at least 66 2/3% of outstanding voting stock not owned by the interested shareholder.

A Delaware corporation may opt out of Section 203 with either an express provision in its original Certificate of Incorporation or an amendment to its Certificate of Incorporation or Bylaws approved by its shareholders. We have not opted out of this Statute.  This Statute could prohibit, discourage or delay mergers or other takeover attempts to acquire us.

Dividends

We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

Transfer Agent

We have appointed Transfer Online, Inc. of Portland, Oregon is acting as our stock transfer agent. Their contact information is: 512 SE Salmon Street, Portland, Oregon 97214, phone number (503) 227-2950, facsimile (503) 227-6874, www.transferonline.com.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Lincoln Park, the selling shareholder.  The common stock may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Lincoln Park is an “underwriter” within the meaning of the Securities Act.

Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between Lincoln Park, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.  We have also agreed to indemnify Lincoln Park and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Lincoln Park and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised Lincoln Park that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934.  With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GelTech pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Harris Cramer LLP, Palm Beach Gardens, Florida.

EXPERTS

The consolidated financial statements appearing in this prospectus and registration statement for the years ended June 30, 2011 and 2010 have been audited by Salberg & Company, P.A., an independent registered public accounting firm as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement.  We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K.  You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10:00 AM to 3:00 PM.   You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Also, the SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC, including the registration statement.  The website address is www.sec.gov.

FINANCIAL STATEMENTS

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,	As of June 30,
	2011	2011
	(Unaudited)
ASSETS

Cash and cash equivalents	$93,080	$1,956,976
Accounts receivable trade, net	38,866	103,824
Inventories	571,441	393,434
Prepaid consulting	-	42,500
Prepaid expenses and other current assets	52,339	29,784
Total current assets	755,726	2,526,518

Furniture, fixtures and equipment, net	211,225	209,822
Deposits	19,231	15,631

Total assets	$986,182	$2,751,971

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable	$238,130	$270,864
Accrued expenses	64,689	168,445
Notes payable, related parties	89,380	-
Insurance premium finance contract	34,258	10,227
Total current liabilities	426,457	449,536

Convertible note	1,497,483	1,497,483
Total liabilities	1,923,940	1,947,019

Commitments and contingencies (Note 5)

Stockholders' equity (deficit)
Preferred stock: $0.001 par value; 5,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock: $0.001 par value; 50,000,000 shares authorized;
22,783,325 and 22,104,570 shares issued and outstanding as of December 31, 2011 and June 30, 2011, respectively.	22,783	22,105
Additional paid in capital	17,582,497	16,452,674
Accumulated deficit	(18,543,038)	(15,669,827)
Total stockholders' equity (deficit)	(937,758)	804,952

Total liabilities and stockholders' equity (deficit)	$986,182	$2,751,971

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2011	2010	2011	2010

Sales	$84,551	$60,637	$262,953	$89,194

Cost of goods sold	39,181	30,206	114,421	38,870

Gross profit	45,370	30,431	148,532	50,324

Operating expenses:
Selling, general and administrative expenses	1,123,204	1,690,215	2,626,410	2,571,396
Research and development	7,726	11,858	49,975	47,441

Total operating expenses	1,130,930	1,702,073	2,676,385	2,618,837

Loss from operations	(1,085,560)	(1,671,642)	(2,527,853)	(2,568,513)

Other income (expense)
Interest income	57	1,040	463	2,314
Loss on settlement	(300,000)	-	(301,500)	-
Loss on warrant repricing	(5,834)	-	(5,834)	-
Interest expense	(19,328)	(101,691)	(38,487)	(203,241)

Total other income (expense)	(325,105)	(100,651)	(345,358)	(200,927)

Net loss	$(1,410,665)	$(1,772,293)	$(2,873,211)	$(2,769,440)

Net loss per common share - basic and diluted	$(0.06)	$(0.10)	$(0.13)	$(0.16)

Weighted average shares outstanding - basic and diluted	22,204,124	17,332,044	22,152,375	17,000,947

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended December 31,
	2011	2010
Cash flows from operating activities
Reconciliation of net loss to net cash used in operating activities:
Net loss	$(2,873,211)	$(2,769,440)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	25,519	6,249
Common stock issued for settlement	300,000	-
Cost of warrant repricing	5,834	-
Bad debt expense	-	700
Amortization of debt issuance costs	-	139,010
Options issued for services	-	297,640
Amortization of stock based prepaid consulting	42,500	139,144
Common stock issued for services	-	90,000
Stock option employee compensation expense	676,332	477,674
Changes in assets and liabilities:
Accounts receivable	64,958	(33,933)
Inventories	(178,007)	(58,779)
Prepaid expenses and other current assets	21,376	20,076
Deposits and other assets	(3,600)	12,957
Accounts payable	(32,734)	120,584
Accrued expenses	(103,756)	(74,577)
Net cash used in operating activities	(2,054,789)	(1,632,695)
Cash flows from Investing Activities
Purchases of equipment	(26,922)	(2,358)
Net cash (used in) investing activities	(26,922)	(2,358)
Cash flows from Financing Activities
Proceeds from sale of stock	50,000	-
Proceeds from sale of stock and warrants, net of expenses	-	1,165,401
Proceeds from exercise of warrants	65,000	-
Proceeds from exercise of stock options	33,335	-
Proceeds from related party loans	89,380	-
Payments on Insurance Finance Contract	(19,900)	(8,694)

Net cash provided by financing activities	217,815	1,156,707
Net decrease in cash and cash equivalents	(1,863,896)	(478,346)
Cash and cash equivalents - beginning	1,956,976	625,796
Cash and cash equivalents - ending	$93,080	$147,450

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$1,050	$63,222
Cash paid for income taxes	$-	$-
Supplementary Disclosure of Non-cash Investing and Financing Activities:
Financing of prepaid insurance contracts	$43,931	$32,837
Prepaid stock-based consulting	$-	$65,500

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2011
(Unaudited)

NOTE 1 - Organization and Basis of Presentation

Organization

GelTech Solutions, Inc. (“GelTech” or the “Company”) is a Delaware corporation organized in 2006.  GelTech is focused on marketing four products: (1) FireIce®, a water soluble fire retardant used to protect firefighters, structures and wildlands; (2) Soil2O™ 'Dust Control’, our new application which is used for dust mitigation in the aggregate, road construction, mining, as well as, other industries that deal with daily dust control issues; (3) Soil2O™, a product which reduces the use of water and is primarily marketed to golf courses and the agriculture market; and (4) FireIce® Home Defense Unit, a system for applying FireIce® to structures to protect them from wildfires. Additionally, GelTech owns a United States patent for a method to modify weather.

The corporate office is located in Jupiter, Florida.

Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements include the accounts of the Company and its two wholly owned subsidiaries: WeatherTech Innovations, Inc. and FireIce Gel, Inc. (formerly GelTech Innovations, Inc.). Prior to July 1, 2008, there had been no activity in either subsidiary. Beginning on July 1, 2008, the Company began operating the marketing, sales and distribution of FireIce® through FireIce Gel, Inc.

These unaudited condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (”SEC”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by "GAAP" for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The information included in these unaudited condensed consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Conditions and Results of Operations contained in this report and the audited consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 filed on September 28, 2011.

Inventories

Inventories as of December 31, 2011 consisted of raw materials and finished goods in the amounts of $118,067 and $453,374, respectively.

Fair Value of Financial Instruments and Fair Value Measurements

We measure our financial assets and liabilities in accordance with ASC 820 "Fair Value Measurements and Disclosures". For certain of our financial instruments, including cash equivalents, accounts receivable, accounts payable, accrued expenses and line of credit, the carrying amounts approximate fair value due to their short maturities. The carrying amount of our convertible debt approximates the fair value because the interest rate on the convertible note does not vary materially from the market rate for similar debt instruments.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2011
(Unaudited)

 Effective July 1, 2008, we adopted accounting guidance for fair value measurements of financial assets and liabilities and adopted the same guidance for non-financial assets and liabilities effective July 1, 2009. The adoption did not have a material impact on our results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

The Company had no financial or non-financial assets or liabilities measured at fair value and subject to this accounting standard as of December 31, 2011 or 2010.

Revenue Recognition

Revenue from sales of products is recognized when persuasive evidence of an arrangement exists, products have been shipped to the customer, economic risk of loss has passed to the customer, the price is fixed or determinable, collection is reasonably assured, and any future obligations of the Company are insignificant.   Revenue is shown net of returns and allowances.

Products shipped from either our third-party fulfillment companies or our inventory warehouses or locations in Jupiter, Florida and Irwindale, California are shipped FOB shipping point.  Normal terms are net 30 or net 60 days depending on the arrangement we have with the customer.  As such, revenue is recognized when product has been shipped from either the third-party fulfillment company or from the Jupiter, Florida location.

The Company follows the guidance of ASC 605-50-25, “Revenue Recognition, Customer Payments”. Accordingly, any incentives received from vendors are recognized as a reduction of the cost of goods sold. Promotional products or samples given to customers or potential customers are recognized as a cost of goods sold. Cash incentives provided to our customers are recognized as a reduction of the related sale price, and, therefore, are a reduction of sales.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable; however, actual results could differ materially from these estimates. Significant estimates for the six months ended December 31, 2011 include the allowance for doubtful accounts, depreciation and amortization, valuation of inventories, valuation of options and warrants granted for services or settlements, valuation of common stock granted for services or debt conversion and the valuation of deferred tax assets.

Net Earnings (Loss) per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10, “Earnings per Share.” ASC 260-10 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period.  Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.  At December 31, 2011, there were options to purchase 5,987,007  shares of the Company’s common stock, warrants to purchase 5,040,258  shares of the Company’s common stock and 1,337,038 shares of the Company’s common stock are reserved for a convertible note which may dilute future earnings per share.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2011
(Unaudited)

Stock-Based Compensation

The Company accounts for employee stock-based compensation in accordance with  ASC 718-10, “Share-Based Payments,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

Stock-based compensation expense recognized under ASC 718-10 for the period July 1, 2011 through December 31, 2011 was $676,332 for stock options granted to employees and directors.  This expense is included in selling, general and administrative expenses in the unaudited condensed consolidated statements of operations.  Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period.  At December 31, 2011, the total compensation cost for stock options not yet recognized was approximately $2,024,000.   This cost will be recognized over the requisite service period which is generally the remaining vesting term of the options of approximately three years.

A summary of stock option transactions for all employee stock options for the six month periods ended December 31, 2011 and 2010 is as follows:

Employee Options
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2010	1,649,007	$0.88	6.40
Granted	2,283,000	$1.22	10.00
Exercised	-	$-	-
Options sold to third party	-	$-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at December 31, 2010	3,932,007	$1.07	5.38	$528,709
Exercisable at December 31, 2010	1,604,507	$0.94	4.99	$428,709

Weighted average fair value of options granted during the six months ended December 31, 2010		$0.78

Balance at June 30, 2011	4,439,507	$1.12	5.39
Granted	675,000	$1.06	10.00
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	(525,000)	$1.00
Outstanding at December 31, 2011	4,589,507	$1.08	5.94	$-
Exercisable at December 31, 2011	2,355,508	$1.03	5.61	$-

Weighted average fair value of options granted during the six months ended December 31, 2011		$0.58

On September 1, 2011, ten-year options to purchase 150,000 shares of common stock at an exercise price of $1.95 share, which were contingently granted by the Company on June 3, 2011, were granted to its Chief Financial Officer (CFO), upon his transition from part time consultant to full-time employee. Of the options granted, 50,000 vested immediately and the remaining options vest semi-annually on December 31st and June 30th with the first vesting date being December 31, 2011, subject to continued employment. The options were valued using the Black-Scholes option pricing model using a volatility of 90.6% (derived from the historical market price of the Company’s common stock since it began trading in June 2008) an expected term of 6.5 years (using the simplified method) and a discount rate of 2.11%.  In December 2011,  the Company reduced the exercise price of the options to $0.60 per share as inducement for a loan from the CFO (See related party transactions).  As a result of the modification, the value of the options was reduced to $68,175 from $224,778,  and will be recorded as expense over the remaining requisite service period.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2011
(Unaudited)

On September 20, 2011, the Company granted ten-year options to purchase 175,000 shares of common stock at an exercise price of $0.81 share to each of its three original executive officers. The options vest semi-annually on December 31st and June 30th with the first vesting date being December 31, 2011, subject to continued employment. The options were valued using the Black-Scholes option pricing model using a volatility of 88.89% (derived from the historical market price of the Company’s common stock since it began trading in June 2008) an expected term of 6.5 years (using the simplified method) and a discount rate of 1.25%. The value of the options, $320,271, will be recorded as expense over the requisite service period.  These options replaced options to purchase the same number of shares at an exercise price of $1.00 per share which expired on September 15, 2011.

A summary of options issued to non-employees under the 2007 Plan and changes during the period from June 30, 2010 to December 31, 2010 and from June 30, 2011 to December 31, 2011 is as follows:

Options Issued to Directors
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2010	370,000	$1.28	7.41
Granted	210,000	$1.20	10.00
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at December 31, 2010	580,000	$1.25	7.86	$72,650
Exercisable at December 31, 2010	334,166	$1.22	6.67	$69,650

Weighted average fair value of options granted during the six months ended December 31, 2010		$0.74

Balance at June 30, 2011	790,000	$1.25	7.98
Granted	245,000	$1.75	10.00
Exercised	(35,000)	$0.95	-
Forfeited	(142,500)	$1.46	-
Expired	-	$-	-
Outstanding at December 31, 2011	857,500	$1.37	8.06	$-
Exercisable at December 31, 2011	525,500	$1.24	7.33	$-

Weighted average fair value of options granted during the six months ended December 31, 2011		$1.34

On July 1, 2011, the Company granted options to purchase 245,000 shares of the Company’s common stock to directors of the Company. The options have an exercise price of $1.75 per share, vest over one year and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 89.65% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 2.35%. The value of the options, $311,001, will be recognized over the vesting term, one year.

In July 2011, the Company issued 30,000 shares of common stock to a director in exchange for $30,000 in connection with the exercise of options with an exercise price of $1.00 per share.

On September 28, 2011, in connection with the resignation of a director, options to purchase 142,500 shares of common stock at a weighted average exercise price of $1.46 per share were forfeited.

In December 2011, the Company issued 5,000 shares of common stock to a director in connection with the exercise of options with an exercise price of $0.667 per share.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2011
(Unaudited)

A summary of options issued to non-employees under the 2007 Plan and changes during the six month periods from June 30, 2010 to December 31, 2010 and from June 30, 2011 to December 31, 2011 is as follows:

Non-Employee, Non-Director Options
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2010	155,000	$1.00	2.53
Granted	350,000	$1.22	5.00
Options purchased from officer	-	$-
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at December 31, 2010	505,000	$1.15	4.04	$31,000
Exercisable at December 31, 2010	505,000	$1.15	4.04	$31,000

Weighted average fair value of options granted during the six months ended December 31, 2010		$0.85

Balance at June 30, 2011	540,000	$1.16	3.14
Granted	-	$-	-
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at December 31, 2011	540,000	$1.16	2.64	$-
Exercisable at December 31, 2011	540,000	$1.16	2.64	$-

Weighted average fair value of options granted during the six months ended December 31, 2011		N/A

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees.  The risk free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2011
(Unaudited)

The fair values of stock option grants for the period from July 1, 2011 to December 31, 2011 were estimated using the following assumptions:

Risk free interest rate	1.25% -2.3%
Expected term (in years)	5.5 - 6.5
Dividend yield	––
Volatility of common stock	88.89% - 90.6%
Estimated annual forfeitures	––

New Accounting Pronouncements

  ASUs which were not effective until after December 31, 2011 are not expected to have a significant effect on the Company's  consolidated financial position or results of operations.

NOTE 2 - Going Concern

These unaudited condensed consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize it assets and discharge its liabilities in the normal course of business.  As of December 31, 2011, the Company had an accumulated deficit and stockholders’ deficit of $18,543,038 and $937,758, respectively, and incurred losses from operations of $2,873,211 for the six months ended December 31, 2011 and used cash from operations of $2,054,789 during the six months ended December 31, 2011.  In addition, the Company has not yet generated revenue sufficient to support ongoing operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

In February 2011, the Company renegotiated its Line of Credit with its largest principal stockholder (the Lender) to replace the Line of Credit with a five-year convertible note with a reduced principal amount  (Note 3).  On January 4, 2012, the Company signed a $5 million purchase agreement with Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“LPC”).  The Company sold 166,667 shares of the Company’s common stock to LPC for gross proceeds of $100,000. The Company has entered into a registration rights agreement with LPC replacing the 2010 agreement.  See Note 8.

NOTE 3 - Convertible Note Agreement (Formerly Line of Credit Agreement)

On May 29, 2009, the Company entered into a Credit Enhancement and Financing Security Agreement with the Company’s largest principal stockholder. In connection with this agreement the Company executed a Revolving Promissory Note which permits the Company to borrow up to $2,500,000. Interest, at an annual rate of 5%, is due monthly on the 20th day of each month which commenced on July 20, 2009.

In May 2010, the Lender extended the due date of the line of credit to May 2011.  Additionally, the Company may be compelled to pay the outstanding principal balance earlier during which it will not be permitted to borrow any sums for a period of 30 consecutive days.

In February 2011, the Company renegotiated the Line of Credit Agreement with its largest principal stockholder (the Lender). As part of the renegotiation, the Company issued 892,857 shares of the Company’s common stock and five-year warrants to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $1.25 per share in exchange for a $1,000,000 reduction in the principal amount of the Line of Credit. In addition, the remaining principal amount due under the line of credit of $1,497,483 was replaced by a five-year convertible note of the same amount, convertible at $1.12 per share (fair market value on transaction date based upon the quoted trading price) and bearing annual interest of 5%, due in February 2016. As an inducement for the Lender to enter into the convertible note agreement, the Company granted the Lender five-year warrants to purchase 300,000 shares of the Company’s common stock at an exercise price of $1.75 per share.  As of December 31, 2011, accrued interest related to this convertible note amounted to $64,566.  Total interest expense on the convertible note amounted to $37,438 for the six months ended December 31, 2011.  See Note 8.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2011
(Unaudited)

NOTE 4 - Stockholders’ Equity

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock, par value $0.001 per share with such rights, preferences and limitation as may be set from time to time by resolution of the board of directors and the filing of a certificate of designation as required by Delaware General Corporation Law.

Common Stock

The issuances of common stock during the six months ended December 31, 2011 were as follows:

In July 2011, the Company issued 30,000 shares of common stock to a director in exchange for $30,000 in connection with the exercise of options with an exercise price of $1.00 per share.

In November 2011, the Company issued 100,000 shares of common stock in exchange for $50,000 in connection with a private placement with an accredited investor.

In December 2011, the Company issued 5,000 shares of common stock to a director in exchange for $3,335 in connection with the exercise of options with an exercise price of $0.667 per share.

In December 2011, the Company issued 441,179 shares of common stock to a director in settlement of a loan amount due to the director by the Company's predecessor company.  The fair value of the shares issued was $300,000, calculated  using the closing price on the date of the settlement, and was recorded as a loss on settlement.  As further inducement to enter into the settlement, the Company offered to reduce the exercise price of warrants held by the director from $1.50 to $0.50 per share if the director exercised the options within a short period of time.  The Company issued an additional 130,000 shares of common stock to the director in exchange for $65,000 in connection with the preceding offer.  As a result, the Company recognized a loss on warrant repricing of $5,834 representing the difference between the market value of the warrants exercised at an exercise price of $1.50 per share and the market value at the new exercise price of $0.50 per share.

Common Stock Warrants

The Company accounts for warrants issued for services in accordance with ASC 505-50-30-2 Equity Based Payments to Non-Employees.  As such, the Company calculates the fair value of the warrants granted using the Black-Scholes option pricing model and records the fair value to either prepaid expense or expense based upon the terms of the underlying contract for services.  In applying the Black-Scholes method, the Company calculates volatility based upon the historical market price of the Company’s common stock, utilizes discount rates obtained from the Federal Reserve Statistical Release for treasury instruments of the same duration and expected term as the contractual term of the warrants.

Warrants issued in connection with the sale of shares of common stock are treated as part of the equity transaction and are recorded in stockholders’ equity or liabilities in accordance with the guidance at ASC 480-10-25.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2011
(Unaudited)

A summary of warrants issued for cash and changes during the periods July 1, 2010 to December 31, 2010 and from July 1, 2011 to December 31, 2011 is as follows:

Warrants Issued as Settlements
	Number of Warrants	Weighted Average Exercise Price	Remaining Contractual Life
Balance at June 30, 2010	474,508	$1.05	0.91
Granted	-	$-	-
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at December 31, 2010	474,508	$1.05	1.41
Exercisable at December 31, 2010	474,058	$1.05	1.41

Weighted average fair value of warrants granted during the six months ended December 31, 2010		N/A

Balance at June 30, 2011	474,058	$1.50	1.92
Granted	-	$-	-
Exercised	(130,000)	$0.50	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at December 31, 2011	344,058	$1.50	1.42
Exercisable at December 31, 2011	344,058	$1.50	1.42

Weighted average fair value of warrants granted during the six months ended December 31, 2011		N/A

A summary of warrants issued for cash and changes during the periods June 30, 2010 to December 31, 2010 and from June 30, 2011 to December 31, 2011 is as follows:

Warrants issued for cash
	Number of Warrants	Weighted Average Exercise Price	Remaining Contractual Life
Balance at June 30, 2010	2,733,303	$1.56	2.37
Granted	715,000	$1.25	5.0
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at December 31, 2010	3,448,303	$1.49	2.17
Exercisable at December 31, 2010	3,448,303	$2.17	2.34

Weighted average fair value of warrants granted during the three months ended September 30, 2010		N/A

Balance at June 30, 2011	4,651,200	$1.46	2.68
Granted	-	$-	-
Exercised	-	$-	-
Exercise recission	45,000	$1.25	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at December 31, 2011	4,696,200	$1.46	2.18
Exercisable at December 31, 2011	4,696,200	$1.46	2.18

Weighted average fair value of warrants granted during the six months ended December 31, 2011		N/A

In December 2011, the Company issued 130,000 shares of common stock to a director in connection with the exercise of warrants with an exercise price of $0.50 per share in exchange for $65,000.  See Note 6.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2011
(Unaudited)

NOTE 5 - Commitments and Contingencies

The Company leases office and warehouse space located in Jupiter, Florida under a month-to-month lease and leases space in an industrial yard in Irvine, California under a one year lease which commenced in June 2011.

Rent expense for the six months ended December 31, 2011 and 2010 was $67,312 and $49,264, respectively.

In March 2011, the Compensation Committee approved new employment terms for each of the Company’s three executive officers.  The Executives will receive a base salary of $150,000 per year with the Committee having the authority to increase the Executive’s base salary for the succeeding 12-month period with the increase based on profitability, positive cash flow or such other factors as the Committee deems important.  Following the completion of each fiscal year, the Committee will have the discretion to award each of the executives a target bonus based on each Executive’s job performance, the Company’s revenue growth, positive cash flow, net income before income taxes or other criteria selected by the Committee.  In addition, the executives received options as previously described in Note 1.  In October 2011, the Company entered into employment agreements with its executive officers.

Effective September 1, 2011,  the Compensation Committee approved an Employment Agreement with the Company's  Chief Financial Officer (CFO).  The CFO will receive a base salary of $146,000 per year with the Committee having the authority to increase the CFO’s base salary for the succeeding 12-month period with the increase based on profitability, positive cash flow or such other factors as the Committee deems important.  Following the completion of each fiscal year, the Committee will have the discretion to award  the CFO a target bonus based upon the CFO's job performance, the Company’s revenue growth, positive cash flow, net income before income taxes or other criteria selected by the Committee.  In addition, the CFO received options as previously described in Note 1.

The Company was sued by a former employee on June 23, 2008, alleging breach of a consulting agreement and an employment agreement entered into in May and June 2007, respectively.  In addition, the plaintiff seeks to recover certain of his  personal property, which was used or stored in the Company’s offices, and alleges the Company invaded his privacy by looking at his personal computer (which was used in the Company’s business) in the Company’s offices.  The lawsuit is pending and the Company believes the lawsuit is without merit.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2011
(Unaudited)

NOTE 6 - Related Party Transactions

In addition to the Chief Executive Officer (CEO) and the Chief Technology Officer (CTO) the following related parties are employed at GelTech:

•	The CEO’s wife is a bookkeeper at $1,000 per week,

•	The CEO and CTO’s father is a researcher at $1,200 per week, and

•	The CEO and CTO’s mother is a receptionist at $600 per week.

We believe all of these salaries are at or are below the going rate of what such services would cost on the open market.

The Company has employment arrangements with its executive officers which are described under Note 5.

The Company has entered into a series of credit facilities with its largest principal stockholder as more fully described in Note 3.

In December 2011, the Company received short term advances from its Chief Executive Officer, President and Chief Financial Officer in the amounts of $10,000, $29,380 and $50,000, respectively.  The advances bear interest rates of 0.7%, 5.0% and 5.0%, respectively.  In addition, as further inducement for the advance from the Chief Financial Officer, the Company approved the reduction in the exercise price of 150,000 options granted to the Chief Executive Officer from $1.95 to $0.60 per share.  In connection with this repricing, the expense related to the vesting of these options was reduced from $224,775 to $68,175.

In December 2011, the Company issued 441,179 shares of common stock to a director in settlement of a loan amount due to the director by the Company's predecessor company.  The fair value of the shares issued was $300,000, calculated  using the closing price on the date of the settlement, and was recorded as a loss on settlement.  As further inducement to enter into the settlement, the Company offered to reduce the exercise price of warrants held by the director from $1.50 to $0.50 per share if the director exercised the options within a short period of time.  The Company issued an additional 130,000 shares of common stock to the director in exchange for $65,000 in connection with the preceding offer.  As a result, the Company recognized a loss on warrant repricing of $5,834 representing the difference between the market value of the warrants exercised at an exercise price of $1.50 per share and the market value at the new exercise price of $0.50 per share.

NOTE 7 - Concentrations

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through September 30, 2011.  As of December 31, 2011, there were no cash equivalent balances held in depository accounts that are not insured.

At December 31, 2011, two customers each account for 57%  and 20% of accounts receivable.

For the six months ended December 31, 2011 three customers accounted for approximately 23.8%, 20.6%  and 20.4% of sales.

During the six months ended December 31, 2011 all sales resulted from two products, FireIce® and Soil2O™ which made up 44.8% and 55.2%, respectively, of total sales.  Of the FireIce® sales, 78.9% related to sales of FireIce product and 16.4% related to sales of the FireIce Home Defense units.  Of the Soil2O™ sales, 97.1% related to Soil2O™ Dust Control and 2.9% related to traditional sales of Soil2O™.

Three vendors accounted for 58.7%, 11.3% and 10.5% of the Company’s approximately $292,000 of raw material and packaging purchases during the six months ended December 31,  2011.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2011
(Unaudited)

NOTE 8 - Subsequent Events

As of January 4, 2012, the Company signed a $5 million purchase agreement with LPC.  Upon signing the agreement, the Company received $100,000 from LPC as an initial purchase under the $5 million commitment in exchange for 166,667 shares of the Company’s common stock. The Company also entered into a registration rights agreement with LPC whereby  a registration statement was filed on January 6, 2012 related to the transaction with the Securities and Exchange Commission (“SEC”) covering the shares that may be issued to LPC under the purchase agreement.  Five days after the  SEC has declared effective the registration statement related to the transaction, the Company has the right, in its sole discretion, over a 30-month period to sell shares of common stock to LPC in amounts between $30,000 and $500,000 per sale, depending on certain conditions as set forth in the purchase agreement, up to an additional $4.9 million. There are no upper limits to the price LPC may pay to purchase our common stock and the purchase price of the shares related to the $4.9 million of future funding will be based on the prevailing market prices of the Company’s shares immediately preceding the time of sales without any fixed discount, and the Company will control the  timing and amount of any future sales of shares to LPC. LPC shall not have the right or the obligation to purchase any shares of common stock on any business day that the price the Company’s common stock is below $0.35.

In consideration for entering into the most recent $5 million agreement, the Company issued to LPC 150,000 shares of common stock as a commitment fee and will issue up to 450,000 shares pro rata as LPC purchases additional shares. The commitment shares are subject to a 30 month lock up restriction. The purchase agreement may be terminated by the Company at any time at our discretion without any cost to it. Except for a limitation on variable priced financings, there are no financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the agreement. Among various default provisions, if the Company does not timely file the registration statement or maintain its effectiveness, it is considered in default. The Company expects to use the proceeds for working capital and other general corporate purposes.

In February 2012, the board authorized the issuance of up to 1,200,000 shares of common stock to accredited investors at a price of $0.50 per share.  Through February 13, 2012, the Company has issued 468,400 shares of common stock to 12 accredited investors in exchange for $234,200 in connection with this private placement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
GelTech Solutions, Inc.

We have audited the accompanying consolidated balance sheets of GelTech Solutions, Inc. and Subsidiaries (the "Company") as of June 30, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the two years in the period ended June 30, 2011.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GelTech Solutions, Inc. and Subsidiaries as of June 30, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the two years in the period ended June 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a net loss and net cash used in operating activities in 2011 of $6,026,641 and $3,636,213, respectively, and has an accumulated deficit of $15,669,827 at June 30, 2011.  These matters raise substantial doubt about the Company's ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

Salberg & Company, P.A.
Boca Raton, Florida
September 28, 2011

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2011	2010
ASSETS

Cash and cash equivalents	$1,956,976	$625,796
Accounts receivable trade, net	103,824	24,647
Inventories	393,434	198,274
Prepaid consulting	42,500	-
Prepaid expenses and other current assets	29,784	43,250
Total current assets	2,526,518	891,967

Furniture, fixtures and equipment, net	209,822	20,014
Prepaid consulting	-	255,436
Debt issue costs, net	-	254,852
Deposits	15,631	42,829

Total assets	$2,751,971	$1,465,098

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable	$270,864	$25,213
Accrued expenses	168,445	88,010
Line of credit	-	2,458,156
Insurance premium finance contract	10,227	8,135
Total current liabilities	449,536	2,579,514
Convertible note	1,497,483	-
Total liabilities	1,947,019	2,579,514

Commitments and contingencies (Note 10)

Stockholder's equity (deficit)
Preferred stock: $0.001 par value; 5,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock: $0.001 par value; 50,000,000 shares authorized;
22,104,570 and 16,538,190 shares issued and outstanding as of June 30, 2011 and 2010, respectively.	22,105	16,538
Additional paid in capital	16,452,674	8,512,232
Accumulated deficit	(15,669,827)	(9,643,186)
Total stockholders' equity (deficit)	804,952	(1,114,416)

Total liabilities and stockholders' equity (deficit)	$2,751,971	$1,465,098

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended June 30,
	2011	2010

Sales	$221,804	$566,240

Cost of goods sold	101,888	186,483

Gross profit	119,916	379,757

Operating expenses:
Selling, general and administrative expenses	5,291,220	3,392,456
Research and development	91,762	19,541

Total operating expenses	5,382,982	3,411,997

Loss from operations	(5,263,066)	(3,032,240)

Other income (expense)
Loss on settlement	(50,000)	(55,000)
Cost of warrants issued to induce warrant exercise	(62,414)	-
Loss on extinguishment of debt	(267,390)	-
Interest income	3,483	8,535
Interest expense	(387,254)	(458,179)

Total other income (expense)	(763,575)	(504,644)

Net loss	$(6,026,641)	$(3,536,884)

Net loss per common share - basic and diluted	$(0.32)	$(0.24)

Weighted average shares outstanding - basic and diluted	18,637,833	15,018,756

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED JUNE 30, 2011 and 2010

	Common Stock (Shares)	Common Stock Par Value	Additional Paid In Capital	Accumulated Deficit	Total

Balance at July 1, 2009	13,858,986	$13,859	$5,262,999	$(6,106,302)	$(829,444)

Common stock and warrants issued for cash	2,180,000	2,180	2,177,820	-	2,180,000
Common stock issued to officer and director	69,211	69	69,142	-	69,211
Common stock issued for services	200,000	200	339,800	-	340,000
Common stock issued to extend line of credit	150,000	150	149,850	-	150,000
Common stock issued upon exercise of options for cash	79,993	80	58,270	-	58,350
Warrants issued to extend line of credit	-	-	59,865	-	59,865
Options issued for services	-	-	85,872	-	85,872
Offering cost of stock and warrants issued for cash	-	-	(90,000)	-	(90,000)
Stock-based compensation	-	-	398,614	-	398,614
Net loss for the fiscal year ended June 30, 2010				(3,536,884)	(3,536,884)

Balance at June 30, 2010	16,538,190	16,538	8,512,232	(9,643,186)	(1,114,416)

Common stock and warrants issued for cash	1,670,000	1,670	1,427,650	-	1,429,320
Common stock issued for cash	2,282,063	2,282	3,270,484	-	3,272,766
Common stock issued for services	170,000	170	168,330	-	168,500
Common stock issued to retire debt	892,857	894	1,083,606	-	1,084,500
Common stock issued upon exercise of warrants for cash	303,303	303	378,826	-	379,129
Common stock issued upon exercise of options for cash	100,000	100	121,900	-	122,000
Common stock issued for equity commitment fee	75,000	75	(75)	-	-
Common stock issued for cashless exercise of warrants	73,157	73	(73)	-	-
Warrants issued as debt extinguishment fee	-	-	182,890	-	182,890
Options issued to induce warrant exercise	-	-	62,414	-	62,414
Options issued for services	-	-	322,850	-	322,850
Options vested	-	-	921,639	-	921,639
Net loss for the fiscal year ended June 30, 2011	-	-	-	(6,026,641)	(6,026,641)

Balance at June 30, 2011	22,104,570	$22,105	$16,452,674	$(15,669,827)	$804,952

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2011	2010
Cash flows from operating activities
Reconciliation of net loss to net cash used in operating activities:
Net loss	$(6,026,641)	$(3,536,884)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	15,269	10,756
Bad debt expense	13,865	7,463
Amortization of debt issuance costs	254,852	339,418
Amortization of prepaid expenses	46,303	76,891
Common stock issued to officer and director	-	69,211
Amortization of stock based prepaid consulting	213,937	170,436
Common stock issued for services	168,500	-
Stock option employee compensation expense	921,639	398,614
Stock options issued for non-employee services	322,850	-
Loss on extinguishment of debt	267,390	-
Write-off of obsolete packaging inventory	-	33,510
Warrants issued to induce warrant exercise	62,414	-
Changes in assets and liabilities:
Accounts receivable	(93,042)	(40,943)
Inventories	(195,160)	17,625
Prepaid expenses and other current assets	-	(75,935)
Deposits and other assets	27,198	(12,199)
Accounts payable	245,651	(26,565)
Related party payable	-	(60,000)
Accrued expenses	119,762	60,257
Net cash used in operating activities	(3,636,213)	(2,568,345)
Cash flows from Investing Activities
Purchases of equipment	(205,077)	(7,563)
Net cash (used in) investing activities	(205,077)	(7,563)
Cash flows from Financing Activities
Proceeds from sale of stock	3,272,766	-
Proceeds from sale of stock and warrants, net of expenses	1,429,320	2,090,000
Proceeds from exercise of warrants	379,129	-
Proceeds from exercise of stock options	122,000	58,350
Proceeds from revolving line of credit, net	-	908,156
Debt issue costs	-	(68,155)
Payments on Insurance Finance Contract	(30,745)	(32,028)

Net cash provided by financing activities	5,172,470	2,956,323
Net increase in cash and cash equivalents	1,331,180	380,415
Cash and cash equivalents - beginning	625,796	245,381
Cash and cash equivalents - ending	$1,956,976	$625,796

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$43,548	$117,631
Cash paid for income taxes	$-	$-
Supplementary Disclosure of Non-cash Investing and Financing Activities:
Financing of prepaid insurance contracts	$32,837	$33,103
Line of credit and accrued interest exchanged for convertible debt	$1,536,810	$-
Stock issued to extend loan	$-	$150,000
Options issued to extend loan	$-	$59,865
Prepaid option and stock-based consulting	$65,500	$425,872
Debt repaid with common stock	$1,000,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

1.  NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

GelTech Solutions, Inc. (“GelTech” or the “Company”) is a Delaware corporation. GelTech is primarily engaged in business activities that include finalizing the development of products in three distinct markets and beginning the marketing and delivery of products in two of those markets: (i) FireIce® a patented fire suppression product, which is non-toxic and when combined with water becomes a water-based gel product used to suppress fires involving structures, personal property and forest wildfires; (ii) Soil₂O™ a moisture preservation solution that has many applications useful in the agricultural industry including water and nutrient retention in golf course maintenance,  landscaping and  Soil₂O™ ‘Dust Control’, our new application which is used for dust mitigation in the aggregate, road construction, mining, as well as other industries that deal with daily dust control issues and (iii) SkinArmor™, an ointment used for protecting skin from direct flame and high temperature.  Additionally, GelTech owns a United States patent for a method to modify weather.

The corporate office is located in Jupiter, Florida.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries: FireIce Gel, Inc. and Weather Tech Innovations, Inc. There has been no activity in Weather Tech Innovations, Inc.  All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For the purposes of the statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company’s cash equivalents consist of a brokerage money market account.

Investments in Marketable Securities

The Company invests in various marketable securities and accounts for such investments in accordance with ASC 320-10.

Certain securities that the Company may invest in may be determined to be non-marketable.  Non-marketable securities where the Company owns less than 20% of the investee are accounted for at cost pursuant to ASC 323-10.

Management determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date. Trading securities that the Company may hold are treated in accordance with ASC 320-10 with any unrealized gains and losses included in earnings.  Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Investments classified as held-to-maturity are carried at amortized cost.  In determining realized gains and losses, the cost of the securities sold is based on the specific identification method.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

The Company periodically reviews its investments in marketable and non-marketable securities and records a reserve for impairment for any securities whose value is considered non-recoverable. The Company's determination of whether a security is other than temporarily impaired incorporates both quantitative and qualitative information.  GAAP requires the exercise of judgment in making this assessment for qualitative information, rather than the application of fixed mathematical criteria. The Company considers a number of factors including, but not limited to, the length of time and the extent to which the fair value has been less than cost, the financial condition and near term prospects of the issuer, the reason for the decline in fair value, changes in fair value subsequent to the balance sheet date, and other factors specific to the individual investment. The Company's assessment involves a high degree of judgment and accordingly, actual results may differ materially from the Company's estimates and judgments.

Accounts Receivable

Accounts receivable are customer obligations due under normal trade terms. Senior management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventories

Inventories are stated at the lower of cost or market, with cost determined using a first-in, first-out method.

Property and Equipment and Depreciation

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets of 3 to7 years. Leasehold improvements are amortized over the lesser of the lease term or the useful life of the improvements. Expenditures for maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of ASC 360-10.  This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments and Fair Value  Measurements

We measure our financial assets and liabilities in accordance with ASC 820 "Fair Value Measurements and Disclosures". For certain of our financial instruments, including cash equivalents, accounts receivable, accounts payable, accrued expenses and line of credit, the carrying amounts approximate fair value due to their short maturities. The carrying amount of our convertible debt approximates the fair value because the interest rate on the convertible note does not vary materially from the market rate for similar debt instruments.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

Effective July 1, 2008, we adopted accounting guidance for fair value measurements of financial assets and liabilities and adopted the same guidance for non-financial assets and liabilities effective July 1, 2009. The adoption did not have a material impact on our results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

The Company had no financial or non-financial assets or liabilities measured at fair value and subject to this accounting standard as of June 30, 2011 or 2010.

Revenue Recognition

Revenue from sales of products is recognized when persuasive evidence of an arrangement exists, products have been shipped to the customer, economic risk of loss has passed to the customer, the price is fixed or determinable, collection is reasonably assured, and any future obligations of the Company are insignificant.   Revenue is shown net of returns and allowances.

Products shipped from either our  third-party fulfillment companies or our Jupiter, Florida location are shipped FOB shipping point.  Normal payment terms are net 30 or net 60 days depending on the arrangement we have with the customer.  As such, revenue is recognized when product has been shipped from either the  third-party fulfillment company or from the Jupiter, Florida location.

The Company follows the guidance of ASC 605-50-25, “Revenue Recognition, Customer Payments” Accordingly, any incentives received from vendors are recognized as a reduction of the cost of products. Promotional products or samples given to customers or potential customers are recognized as a cost of goods sold. Cash incentives provided to our customers are recognized as a reduction of the related sale price, and, therefore, are a reduction in sales.

Included in costs of goods sold for the year ended June 30, 2010, was a charge of $33,510 for packaging inventory which became obsolete due to updates in our FireIce® packaging and as a result of the change in our soil moisture retention product branding from RootGel to Soil2O™.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

Shipping and Handling Costs

Amounts invoiced to customers for shipping and handling are included in revenues. Shipping and handling costs related to sales of products are included in selling, general and administrative expenses and were $24,077 and $42,222 in 2011 and 2010, respectively.

Research and Development

In accordance with ASC 730-10 expenditures for research and development of the Company's products are expensed when incurred, and are included in operating expenses. The Company recognized research and development costs of $91,762 and $19,541 for the fiscal years ended June 30, 2011 and 2010, respectively.

Advertising

The Company conducts advertising for the promotion of its products and services.  In accordance with ASC 720-35, advertising costs are charged to operations when incurred; such amounts aggregated $267,043 in fiscal 2011 and $120,305 in fiscal 2010.

New Product Startup Expenses

In October 2008, the Company entered into a Master Joint Venture Agreement with a California company.  Under the agreement, the Company has agreed to pay the distributor up to $450,000 over an eighteen month period in order to assist the distributor to market the Company’s FireIce Gel product.  As of June 30, 2009, the Company had made payments of $50,000 and had recorded a credit of $50,000 against the accounts receivable of the distributor, both of which have been treated as start-up expenses in accordance with ASC 720-15 “Start-up Costs” and are recorded in operating expense in 2009  In September 2009, the Company entered into a settlement agreement with the distributor (Note 10).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable; however, actual results could differ materially from these estimates. Significant estimates in fiscal 2011 and  fiscal 2010 include the allowance for doubtful accounts, depreciation and amortization,  valuation of inventories, valuation of options and warrants granted for services or settlements, valuation of common stock granted for services or for debt conversion and the valuation of deferred tax assets.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

Net Earnings (Loss) per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10.  ASC 260-10 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.  For the years ended June 30, 2011 and 2010, there was no separate computation of dilutive net loss per share since the common stock equivalents outstanding were anti-dilutive due to the net losses.  At June 30, 2011 there were options to purchase 5,769,507 shares and warrants to purchase 5,125,258 shares of common stock outstanding which may dilute future earnings per share.

Stock-Based Compensation

 The Company accounts for stock-based compensation in accordance with ASC 718-10 which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.  Stock option compensation expense recognized under ASC 718-10 for the years ended June 30, 2011 and 2010 was $921,639 and $398,614, respectively, related to employee and director stock options, and is included in selling, general and administrative expenses in the consolidated statements of operations. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. At June 30, 2011, the total compensation cost for stock options not yet recognized was $2,155,868. This cost will be amortized on a straight-line basis over the remaining requisite service period of the options.

The Company accounts for non-employee stock based awards at fair value in accordance with the measurement and recognition criteria of ASC 505-50 "Equity Based payments to Non-Employees.  Stock based compensation to non-employees recognized for the years ended June 30, 2011 and 2010 was $322,850 and $0, respectively.  Unrecognized stock based compensation expense for non-employees as of June 30, 2011 was $42,500 and is included in prepaid assets. In addition, during 2011 the Company issued 125,000 shares of restricted common stock  to a consultant.  The restricted shares were valued on their vesting dates with the fair value being recorded as expense.

2007 Equity Incentive Plan

In January 2007, the Company established the 2007 Equity Incentive Plan under which provided for the issuance of up to 1,500,000 stock options, stock appreciation rights, restricted stock or restricted stock units to our directors, employees and consultants.  In September 2008, the Board of Directors approved an amendment to the Company’s 2007 Equity Incentive Plan to increase the number of shares authorized by the plan from 1,500,000 to 3,500,000.

Under the Equity Incentive Plan, all directors who are not employees or own 10% or more of the Company’s outstanding stock at the time of grant shall automatically receive a grant of stock options of grant as follows:

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

Initial Grants

A – Chairman of the Board	- 50,000 options
B – Director	- 30,000 options
C – Chair of a Committee	- 10,000 options
D – Member of a Committee	- 5,000 options

Annual Grants

B – Director	-50,000 options
C – Chair of a Committee	-10,000 options
D – Member of a Committee	-5,000 options

All initial grants of options  to new non-employee directors and committee members vest annually over a three year period on the anniversary date of the grant, subject to continuing service as a director, Committee member, Chairman of the Board or Chairman of a Committee on the applicable vesting date. Options automatically granted annually under the 2007 Equity Incentive Plan vest the following June 30th, subject to continuing service as a director.  Because our Chairman of the Board, is an employee, he is not eligible for a grant.  The exercise price of options or stock appreciation rights granted under the 2007 Equity Incentive Plan shall not be less than the fair market value of the underlying common stock at the time of grant.  In the case of incentive stock options, the exercise price may not be less than 110% of the fair market value in the case of 10% stockholders. Options and stock appreciation rights granted under the 2007 Equity Incentive Plan shall expire no later than ten years after the date of grant. The option price may be paid in United States dollars by check or wire transfer or, at the discretion of the Board of Directors or Compensation Committee, by delivery of shares of our common stock having fair market value equal as of the date of exercise to the cash exercise price, or a combination thereof.

The identification of individuals entitled to receive awards, the terms of the awards, and the number of shares subject to individual awards, are determined by the Board of Directors or the Compensation Committee, in their sole discretion. The purchase price per share, if applicable, shall be adjusted for any increase or decrease in the number of issued shares resulting from a recapitalization, reorganization, merger, consolidation, exchange of shares, stock dividend, stock split, reverse stock split, or other subdivision or consolidation of shares.

The Board of Directors or the Compensation Committee may from time to time alter, amend, suspend, or discontinue the Equity Incentive Plan with respect to any shares as to which awards of stock rights have not been granted. However no rights granted with respect to any awards under this Equity Incentive Plan before the amendment or alteration shall  be impaired by any such amendment, except with the written consent of the grantee.  Under the terms of the Equity Incentive Plan, the Board of Directors or the Compensation Committee may also grant awards which will be subject to vesting under certain conditions. The vesting may be time-based or based upon meeting performance standards, or both.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

In April 2010, the Company amended the 2007 Equity Incentive Plan to increase the number of stock options granted  annually to directors from 20,000 to 50,000.

All of our Stock Option Agreements provide for “clawback” provisions, which enable our Board of Directors to cancel stock awards and recover past profits if the person is dismissed for cause or commits certain acts which harm us.

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The fair value of stock option grants for the fiscal year ended June 30, 2011 and 2010 were estimated using the following weighted- average assumptions:

	2011	2010
Risk free interest rate	1.39% - 2.24%	0.76% – 3.03%
Expected term in years	4.0 - 6.5	6.5
Dividend yield	-	-
Volatility of common stock	87.24% - 96.46%	94.66% - 166.28%
Estimated annual forfeitures	-	-

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options and warrants have characteristics different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such stock options In fiscal 2011 and 2010, the Company used the Company’s trading prices in calculating the stock price volatility and based its volatility on historical volatility.  The expected term was estimated using the simplified method for employee stock options since the Company does not have adequate historical exercise data to estimate the expected term.

Options to Purchase Common Stock

A summary of stock option transactions issued to employees under the 2007 Plan for the fiscal years ended June 30, 2011 and 2010 is as follows:

Employee Options
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2009	2,714,000	$0.92	8.20
Granted	-	$-	10.00
Exercised	(14,993)	$0.667	-
Options sold to third party	(50,000)	$0.667
Forfeited	(1,000,000)	$1.000	-
Expired	-	$-	-
Outstanding at June 30, 2010	1,649,007	$0.88	6.40	$545,199
Exercisable at June 30, 2010	1,049,008	$0.84	5.29	$385,999

Weighted average fair value of options granted during the year ended June 30, 2010		N/A

Balance at June 30, 2010	1,649,007	$0.88	6.40
Granted	3,290,500	$1.22	9.56
Exercised	-	$-	-
Forfeited	(500,000)	$1.00	7.47
Expired	-	$-
Outstanding at June 30, 2011	4,439,507	$1.12	5.39	$2,787,063
Exercisable at June 30, 2011	1,952,919	$0.99	4.51	$1,487,668

Weighted average fair value of options granted during the year ended ended June 30, 2011		$0.82

A summary of options issued to non-employees under the 2007 Plan and changes during the period from June 30, 2009 to June 30, 2010 and from June 30, 2010 to June 30, 2011 is as follows:

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

Options Issued to Directors
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2009	205,000	$0.86	7.40
Granted	165,000	$1.81	10.00
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at June 30, 2010	370,000	$1.28	7.41	$71,100
Exercisable at June 30, 2010	315,833	$1.20	7.02	$71,100

Weighted average fair value of options granted during the year ended June 30, 2010		$0.43

Balance at June 30, 2010	370,000	$1.28	7.41
Granted	420,000	$1.22	10.00
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at June 30, 2011	790,000	$1.25	7.98	$407,850
Exercisable at June 30, 2011	491,666	$1.22	7.08	$272,900

Weighted average fair value of options granted during the year ended June 30, 2011		$0.84

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

On July 1, 2009, the Company granted options to purchase 100,000 shares of the Company’s common stock to directors of the Company. The options have an exercise price of $1.84 per share, vest over one year and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 166.28% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 3.03%. The value of the options will be recognized over the vesting term, one year. In February 2010, the Company granted options to purchase 30,000 shares of the Company’s common stock to a new director of the Company.  The options have an exercise price of $1.92 per share, vest over three years and have a ten year term.  The options were valued using the Black-Scholes model using a volatility of 102.31% derived from the market price of the Company’s common stock, an expected term of 6.5 years (using the simplified method) and a discount rate of 2.94%.  The value of the options will be recognized over the vesting term, three years.

In February 2010, the Company granted options to purchase 5,000 shares of the Company’s common stock to the new director of the Company upon his appointment to the audit committee.  The options have an exercise price of $1.95 per share, vest over three years and have a ten year term.  The options were valued using the Black-Scholes model using a volatility of 101.79% derived from the market price of the Company’s common stock, an expected term of 6.5 years (using the simplified method) and a discount rate of 2.96%.  The value of the options will be recognized over the vesting term, three years.

In May  2010, the Company granted options to purchase 30,000 shares of the Company’s common stock to a new director of the Company.  The options have an exercise price of $1.55 per share, vest over three years and have a ten year term.  The options were valued using the Black-Scholes model using a volatility of 95.12% derived from the market price of the Company’s common stock, an expected term of 6.5 years (using the simplified method) and a discount rate of 2.89%.  The value of the options will be recognized over the vesting term, three years.

On July 1, 2010, the Company granted options to purchase 165,000 shares of the Company’s common stock to directors of the Company. The options have an exercise price of $1.21 per share, vest over one year and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 96.46% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 5.5 years (using the simplified method) and a discount rate of 1.96%. The value of the options will be recognized over the vesting term, one year.

On July 6, 2010, the Company granted options to purchase 33,000 shares of the Company’s common stock to employees of the Company. The options have an exercise price of $1.20 per share, vest over three years and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 96.03% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 2.24%. The value of the options will be recognized over the vesting term, three years.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

On August 12, 2010, the Company granted options to purchase 30,000 shares of the Company’s common stock to a new director upon his appointment to the board. The options have an exercise price of $1.08 per share, vest over three years and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 92.4% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 1.96%. The value of the options will be recognized over the vesting term, three years.

On September 27, 2010, the Company granted options to purchase 10,000 shares of the Company’s common stock to a director upon his appointment as chairman of the Company’s audit committee. The options have an exercise price of $1.35 per share, vest over three years and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 92.4% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 1.76%. The value of the options will be recognized over the vesting term, three years.

On September 29, 2010, the Company granted options to purchase 5,000 shares of the Company’s common stock to a director upon his appointment as a member of the Company’s audit committee. The options have an exercise price of $1.38 per share, vest over three years and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 92.4% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 1.76%. The value of the options will be recognized over the vesting term, three years.

On December 8, 2010, the Company granted options to purchase a total of 2,250,000 shares of the Company’s common stock to its Chief Executive Officer, President and Chief Technology Officer. The grants of 750,000 options per officer, 150,000 vested immediately and the remainder vest semiannually over three years beginning June 30, 2011, have an exercise price of $1.22 per share, and have a five year term. The options were valued using the Black-Scholes model using a volatility of 89.39% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 4.0 years (using the simplified method) and a discount rate of 1.42%. The value of the options will be recognized 20% immediately and the remainder over the vesting term, three years.

In December 2010, the Company announced a marketing arrangement with a prominent actor.  In connection with the arrangement, the Company agreed to issue the actor five year options to purchase up to 2,000,000 shares of common stock at $1.20 per share upon the signing of an agreement.  As of June 30, 2011, the agreement has not been signed and the Company does not anticipate an agreement will be concluded.

In February 2011, the Company granted five-year options to purchase 237,500 shares of the Company’s common stock at an exercise price of $1.17 per share to employees. The options will vest semiannually over three years beginning June 30, 2011.  The options were valued at $175,694 with the Black-Scholes option pricing model using a volatility of 88.13%, based upon the historical price of the Company’s common stock, an expected term of 4 years, calculated using the simplified method and based upon a discount rate of 1.39%, equal to the rate for treasury securities with similar expected terms. The expense will be recognized over the vesting term.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

On March 10, 2011, the Company granted options to purchase a total of 750,000 shares of the Company’s common stock (250,000 each) to its Chief Executive Officer, President and Chief Technology Officer exercisable at $1.25 per share over ten years. The options vest annually over three years, subject to the Company meeting certain performance milestones and are further subject to the officer’s continued employment with the Company. The options were valued using the Black-Scholes model using a volatility of 87.24%  (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 2.24%. The value of the options will be recognized over the vesting term, three years.

On March 10, 2011, the Company granted options to purchase a total of 210,000 shares of the Company’s common stock to Directors.  The options vest semiannually over three years, beginning June 30, 2011, have an exercise price of $1.25 per share, and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 87.24% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 2.24%. The value of the options will be recognized over the vesting term, three years.

On March 23, 2011, the Company granted five-year options to purchase 20,000 shares of the Company's common stock at an exercise price of $1.60 per share to a new employee.  The options vest semi-annually over a three year period with the first vesting date being June 30, 2011.  The options were valued using the Black-Scholes model using a volatility of 89.13% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of4.0 years (using the simplified method) and a discount rate of 1.6%. The value of the options will be recognized over the vesting term, three years.

A summary of options issued to non-employees under the 2007 Plan and changes during the fiscal years ended June 30, 2011 and 2010  is as follows:

Non-Employee, Non-Director Options
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2009	170,000	$1.00	4.53
Granted	-	$-	-
Options purchased from officer	50,000	$0.667
Exercised	(65,000)	$0.74	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at June 30, 2010	155,000	$1.00	2.53	$32,550
Exercisable at June 30, 2010	155,000	$1.00	2.53	$32,550

Weighted average fair value of options granted during the year ended June 30, 2010		N/A

Balance at June 30, 2010	155,000	$1.00	2.53
Granted	485,000	$1.22	5.00
Exercised	(100,000)	$1.22	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at June 30, 2011	540,000	$1.16	3.14	$319,750
Exercisable at June 30, 2011	540,000	$1.16	3.14	$319,750

Weighted average fair value of options granted during the year ended June 30, 2011		$0.79

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

On December 8, 2010, the Company granted options to purchase a total of 350,000 shares of the Company’s common stock, 100,000 to its legal counsel and 250,000 to a consultant, in recognition of past service to the Company.  Options vested immediately, are exercisable at $1.22 per share, and have a five year term. The options were valued using the Black-Scholes model using a volatility of 89.39% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 5.0 years, and a discount rate of 1.87%. The value of the options was recognized in December 2010.

On January 29, 2011, the Company granted options to purchase a total of 100,000 shares of the Company’s common stock to its largest principal stockholder  in connection with the stockholder’s exercise of warrants to purchase 303,303 shares of common stock at an exercise price which exceeded the then current market price of the Company’s common stock.  The warrants vest immediately, have an exercise price of $1.15 per share, and have a three year term. The warrants were valued using the Black-Scholes model using a volatility of 88.18% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 3 years, the term of the options and a discount rate of  0.96%. The value of the warrants  were recognized in other expense during the year ended June 30, 2011.

On March 10, 2011, the Company granted options to purchase a total of 35,000 shares of the Company’s common stock to a consultant.  The options vested immediately, have an exercise price of $1.15 per share, and have a three year term. The options were valued at $25,210 using the Black-Scholes model using a volatility of 87.24% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 3 years, the term of the options and a discount rate of 1.13%. The value of the options was recognized during the three months ended March 31, 2011.

Warrants to Purchase Common Stock

Warrants Issued as Settlements
	Number of Warrants	Weighted Average Exercise Price	Remaining Contractual Life
Balance at June 30, 2009	474,508	$1.05	0.91
Granted	-	$-	-
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at June 30, 2010	474,508	$1.05	1.92
Exercisable at June 30, 2010	474,058	$1.05	1.92

Weighted average fair value of warrants granted during the year ended June 30, 2010		N/A

Balance at June 30, 2010	474,058	$1.05	1.92
Granted	-	$-	-
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at June 30, 2011	474,058	$1.05	0.92
Exercisable at June 30, 2011	474,058	$1.05	0.92

Weighted average fair value of warrants extended during the year ended June 30, 2011		N/A

A summary of warrants issued for cash and changes during the periods June 30, 2009 to June 30, 2010 and from June 30, 2010 to June 30, 2011 is as follows:

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

Warrants issued for cash
	Number of Warrants	Weighted Average Exercise Price	Remaining Contractual Life
Balance at June 30, 2009	528,303	$1.14	1.29
Granted	2,430,000	$1.59	3.0
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	(225,000)	$1.00	-
Outstanding at June 30, 2010	2,733,303	$1.56	2.37
Exercisable at June 30, 2010	2,733,303	$1.56	2.37

Weighted average fair value of warrants granted during the year ended June 30, 2009		N/A

Balance at June 30, 2010	2,733,303	$1.56	2.37
Granted	2,341,200	$1.31	4.29
Exercised	(423,303)	$1.25	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at June 30, 2011	4,651,200	$1.46	2.68
Exercisable at June 30, 2011	4,751,200	$1.46	2.68

Weighted average fair value of warrants granted during the year ended June 30, 2010		N/A

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

In connection with private placement transactions, the Company issued three year warrants to purchase 2,180,000 shares of the Company’s common stock at an exercise price of $1.60 per share.

In January 2010, the Company issue warrants to purchase 100,000 shares of the Company’s common stock to a consultant.  The warrants are exercisable at $1.60 per share and are exercisable for five years.  The Company calculated the fair value of the warrants using the Black-Scholes method and recorded the value of the warrants, $85,872 in prepaid consulting and will recognize the cost over the term of the consulting agreement, one year.

In addition, in May 2010, the Company issued two year warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.50 per share to the Company’s largest stockholder in connection with the one year extension of the Company’s $2.5 million line of credit.

During fiscal 2011, the Company issued three year warrants to purchase 841,200 shares of the Company’s common stock at an exercise price of $1.25 per share and issued five year warrants to purchase 200,000 shares of the Company’s common stock at an exercise price of $1.25 per share in connection with private placement transactions.

In February, 2011, the Company issued warrants to purchase 1,000,000 shares of common stock at an exercise price of $1.25 per share in connection with the reduction of the Company's line of credit  . The warrants were valued using the Black-Scholes model using a volatility of 88.13% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 5 years, the contractual term of the options and a discount rate of  2.3%.  The value of the warrants  were recognized as a loss on extinguishment of debt.  (See Note 6.)

In addition, in connection with the new convertible note, the Company issued warrants to purchase 300,000 shares of common stock at an exercise price of $1.75 per share.   The warrants were valued using the Black-Scholes model using a volatility of 88.13% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 5 years, the contractual term of the options and a discount rate of  2.3%.  The value of the warrants  were recognized as a loss on extinguishment of debt.  (See Note 6.)

Income Taxes

The Company accounts for income taxes pursuant to the provisions of ASC 740-10, "Accounting for Income Taxes," which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provisions of the ASC 740 -10 related to, Accounting for Uncertain Income Tax Positions. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

Effective July 1, 2007, the Company adopted ASC 740-10-25 Definition of Settlement,  which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides  that a tax position can be effectively settled upon the completion of an examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. As of June 30, 2011, the fiscal tax years ended June 30, 2009, 2010 and 2011 are still subject to audit.

Legal Costs and Contingencies

In the normal course of business, the Company incurs costs to hire and retain external legal counsel to advise it on regulatory, litigation and other matters.  The Company expenses these costs as the related services are received.

If a loss is considered probable and the amount can be reasonably estimated, the Company recognizes an expense for the estimated loss.  If the Company has the potential to recover a portion of the estimated loss from a third party, the Company makes a separate assessment of recoverability and reduces the estimated loss, if recovery is also deemed probable.

New Accounting Pronouncements

 ASUs which were not effective until after June 30, 2011 are not expected to have a significant effect on the Company's consolidated financial position or results of operations.

2.  GOING CONCERN

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize it assets and discharge its liabilities in the normal course of business. The Company has a net loss and net cash used in operating activities in 2011 of $6,026,641 and $3,636,213 respectively and has an accumulated deficit of $15,669,827 at June 30, 2011.  In addition, the Company has not yet generated revenue sufficient to support ongoing operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the ability of the Company to obtain necessary debt or equity financing to continue operations, and the attainment of profitable operations. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

During the year ended June 30, 2011 the Company issued 1,649,000 shares of common stock and 841,200 warrants to purchase common stock in exchange for $1,343,220, net of a $28,680 finder’s fee.  In addition, in September 2010, the Company signed a purchase agreement with Lincoln Park Capital Fund, LLC which provided for the sale of up to an additional $4.8 million worth of common stock of the Company.  During the year ended June 30, 2011, the Company has issued 2,348,063 shares of common stock and five year warrants to purchase 200,000 shares of common stock in exchange for $3,358,866 under this agreement.

In addition, in February 2011 the Company renegotiated its Line of Credit with its largest principal stockholder (the Lender) to replace the Line of Credit with a five-year convertible note with a reduced principal amount  (Note 6).

The Company is currently exploring several options to arrange additional debt or equity financing. Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern.

3.  ACCOUNTS RECEIVABLE

Accounts receivable at June 30, 2011 and 2010 was as follows:

	2011	2010
Accounts receivable	$141,609	$48,567
Allowance for doubtful accounts	(37,785)	(23,920)
	$103,824	$24,647

Bad debt expense on trade accounts receivable for 2011 and 2010 was $13,865 and $7,463, respectively.

4.  INVENTORIES

Inventories consisted of the following at June 30, 2011 and 2010:

	2011	2010
Finished goods	$230,605	$125,453
Raw materials	162,829	72,821
	$393,434	$198,274

5.  FURNITURE, FIXTURES AND EQUIPMENT

Furniture, fixtures and equipment consisted of the following as of June 30, 2011 and 2010:

	Estimated	June 30,
	Useful Life	2011	2010

Equipment	3 - 5 years	$58,783	$46,539
Storage facilities	3 years	19,717	-
Vehicles	5 - 7 years	170,961	-
Furniture and fixtures	5 years	19,853	17,698
		269,314	64,237
Accumulated depreciation		(59,492)	(44,223)
		$209,822	$20,014

Depreciation expense in 2011 and 2010 was $15,269 and $10,756, respectively.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

6. CONVERTIBLE NOTE AGREEMENT (Formerly Line of Credit Agreement)

On May 29, 2009, the Company entered into a Credit Enhancement and Financing Security Agreement with the Company’s largest principal stockholder. In connection with this agreement the Company executed a Revolving Promissory Note which permits the Company to borrow up to $2,500,000. Interest, at an annual rate of 5%, is due monthly on the 20th day of each month which commenced on July 20, 2009.

On May 20, 2010, the Company and its largest stockholder entered into a one year extension of the $2.5 million line of credit agreement.  In exchange for the one year extension, the Company gave its largest stockholder, 150,000 shares of common stock, two year warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.50 per share and a cash payment of $60,000.  The Company has recorded the value of the shares, warrants and cash given as a debt issuance costs and was amortized over the one year period of the extension (See Note 7).   The value of the shares issued was calculated to be $150,000 based upon the current price of private placement transactions, $1.00, and the warrants  issued were valued at $59,865 using the  Black-Scholes option pricing model using a volatility of 98.66%, an expected term of 2 years and a discount rate of 0.76%.

In February 2011, the Company renegotiated the Line of Credit Agreement with its largest principal stockholder (the Lender).  As part of the renegotiation, the Company issued 892,857 shares of the Company’s common stock and five-year warrants to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $1.25 per share in exchange for a $1,000,000 reduction in the principal amount of the Line of Credit.  In addition, the remaining principal amount due under the line of credit of $1,497,483 was replaced by a five-year convertible note of the same amount, convertible at $1.12 per share (fair market value on transaction date based upon the quoted trading price) and bearing annual interest of 5%, due on the maturity date of the note.  As an inducement for the Lender to enter into the convertible note agreement, the Company granted the Lender five-year warrants to purchase 300,000 shares of the Company’s common stock at an exercise price of $1.75 per share.  This debt modification was treated as a debt extinguishment for accounting purposes as a substantive conversion feature was added to the new debt. The fair market value of the common stock and warrants issued to reduce the debt amount by $1,000,000 varied from the value of the Company’s recent private placements and accordingly, the Company recorded a loss on extinguishment of $84,500.  In addition, the 300,000 warrants issued in connection with the convertible note were valued using the Black-Scholes option pricing model and the fair market value of the warrants, $182,890, was considered a fee attributed to the old debt in accordance with ASC 470-50-40-17 and was also recorded as a loss on extinguishment of debt.  Interest accrued on the convertible note during the year ended June 30, 2011 and outstanding as of June 30, 2011 amounted to $27,130.  Total interest expense on the previous line of credit, including amortization of debt issuance costs, amounted to $277,199 for the year ended June 30, 2011.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

7. STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock, par value $0.001 per share with such rights, preferences and limitation as may be set from time to time by resolution of the board of directors and the filing of a certificate of designation as required by Delaware General Corporation Law.

Common Stock Issued for Cash

In October 2009, the Company issued 15,000 shares of common stock in exchange for $15,000 in cash upon the exercise of options by a member of the Company’s advisory board.

From November 2009 through April 2010, the Company issued 2,180,000 shares of common stock, and three year warrants to purchase 2,180,000 shares of common stock at an exercise price of $1.60 per share in exchange for $2,180,000 in cash in private placements with accredited investors.  The Company paid $90,000 in commissions related to these private placements.

In March 2010, the Company issued 14,993 shares to its Chief Technology Officer in exchange for $10,000 in connection with the exercise of options with an exercise price of $0.667 per share.

In April 2010, the Company’s Chief Executive Officer sold warrants to purchase 50,000 shares of the Company’s common stock to an investor.  The Company issued 50,000 shares of the Company’s common stock to the investor in exchange for $33,350 in connection with the exercise of the options.

In September 2010, the Company issued 180,000 shares of common stock and issued three year warrants to purchase 180,000 shares of common stock at an exercise price of $1.25 per share in exchange for $162,000 in private placements with two accredited investors.

On September 1, 2010, the Company signed a $5 million common stock purchase agreement with Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“LPC”).  Upon signing the agreement, the Company received $190,000, net of a $10,000 finder’s fee, from LPC as an initial purchase under the $5 million commitment in exchange for 200,000 shares of the Company’s common stock and five year warrants to purchase 200,000 shares common stock at an exercise price of $1.25 per share.  These warrants have been accounted for as a sale of warrants and common stock and accordingly, have been recorded in stockholder’s equity.

The Company also entered into a registration rights agreement with LPC whereby it agreed to file a registration statement related to the transaction with the Securities and Exchange Commission (“SEC”) covering the shares that may be issued to LPC under the purchase agreement.  The Company filed a registration statement on November 4, 2010 which became effective on November 29, 2010. Under the registration statement, the Company registered 2.5 million shares of the Company’s common stock.  From November 29, 2010 through June 30, 2011, the Company has issued 2,148,063 shares of common stock in exchange for $3,158,866.

The Company has the right, in its sole discretion, over a 30-month period to sell shares of common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the purchase agreement, which at the time the time the purchase agreement was signed was up to an additional $4.8 million.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

There are no upper limits to the price LPC may pay to purchase our common stock and the purchase price of the shares related to the purchase agreement will be based on the prevailing market prices of the Company’s shares immediately preceding the time of sales without any fixed discount, and the Company will control the timing and amount of any future sales of shares to LPC.  LPC shall not have the right or the obligation to purchase any shares of common stock on any business day that the price the Company’s common stock is below $1.00.

In consideration for entering into the purchase agreement, the Company issued to LPC 75,000 shares of common stock as a commitment fee and will issue up to 225,000 shares pro rata as LPC purchases additional shares.  As of June 30, 2011, 148,063 “pro-rata” shares have been issued and are included in the 2,148,063 shares discussed above. The commitment shares are subject to a 30 month lock up restriction.  The purchase agreement may be terminated by the Company at any time at our discretion without any cost to it.  Except for a limitation on variable priced financings, there are no financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the agreement.

During the three months ended December 31, 2010, the company issued 134,000 shares of common stock in exchange for $113,900 or $0.85 per share in private placements with accredited investors.

During the year ended June 30, 2011 the Company issued an additional 1,290,000 shares of common stock and 661,200 warrants to purchase common stock in exchange for $1,077,320, net of finders' fees amounting to $26,680, in connection with private placements with accredited investors.

Common Stock for Services

In November 2009, the Company issued 200,000 shares to an investment banking firm as compensation for a two year consulting agreement with an effective date of October 15, 2009.  The Company recorded the fair value of the shares, $340,000, based upon the quoted trade price of the shares on the date of the agreement, as prepaid consulting fees and will amortize the amount over the term of the agreement, two years.  The Company amortized $170,000 and $127,500 of this amount during the years ended June 30, 2011 and 2010, respectively.

In January 2010, the Company issued 45,282 and 23,929 shares of the Company’s common stock to the Company’s Chairman and a Director, respectively.  These shares were issued to compensate the Chairman and Director for the amount of their personal shares that were used to exchange shares of the Company to former Dyn-O-Mat stockholders.  The fair value of the shares on the date issued was $69,211, based upon the offering price of recent private placement transactions and is included in general and administrative expense in the accompanying consolidated statement of operations.

As of September 30, 2010, 50,000 shares of common stock were issuable in connection with a one year consulting agreement for investor relations.  The shares vest quarterly beginning September 30, 2010, subject to continued engagement as a consultant to the Company.  The Company recorded prepaid expense and additional paid in capital of $65,500, representing the initial pre-measurement date   fair market value of the shares on the date of grant and has  amortized the prepaid expense over the one year period of the agreement based upon the fair market value of the shares on each vesting date in accordance with ASC 505-50-S99.  During the  year ended June 30, 2011, the total expense related to this grant amounted to  $78,500 due to increases in fair market value at each subsequent measurement date when the shares vested.

On December 8, 2010, the board authorized the issuance of an additional 75,000 shares of restricted common stock in recognition of the past performance of the Company’s investor relations consultant.  This stock was valued at $90,000 based upon the fair market value of the stock on the date of the grant, $1.20.

In January 2011, the Company issued 45,000 shares of common stock to an investment banking firm as a finder's fee for the arrangement of private placements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

Common Stock Issued for Exercise of Options and Warrants and Cashless Exercise of Warrants

In January 2011, the Company issued 303,303 shares of common stock in exchange for $379,129 in connection with the exercise of warrants with an exercise price of $1.25 per share.

In April 2011, the Company issued 100,000 shares of common stock in exchange for $122,000 in connection with the exercise of  options with an exercise price of $1.22 per share.

In April 2011, the Company issued 73,127 shares of the Company’s common stock in connection with the cashless exercise of warrants to purchase 120,000 shares of common stock at an exercise price of $1.25 per share and based the market value of the Company's common stock of $3.20 per share.

Common Stock Issued For Arrangement of Line of Credit

In May 2010, the Company issued 150,000 shares of the Company’s common stock to its largest stockholder in exchange for a one year extension of a line of credit for the Company.  The fair values of the shares issued, based upon the recent private placement price of the common stock $1.00 per share, $150,000, has been recorded as debt issue costs and is being amortized over the one year extension period of the line of credit.  In addition, in May 2010, the Company issued two year warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.50 per share to the Company’s largest stockholder in connection with the one year extension of the Company’s $2.5 million line of credit. (See Note 6.)

In February 2011, the Company issued 892,857 shares of common stock and five-year warrants to purchase 1,000,000 shares of the Company's common stock at an exercise price of $1.25 per share in exchange for a principle reduction in the Company's line of credit in the amount of $1,000,000.  (See Note 6.)
.
8. INCOME TAXES

Due to the net losses incurred, there was no income tax provision for the fiscal years ended June 30, 2011 and 2010.  Deferred tax assets and liabilities as of June 30, 2011 and 2010, were as follows:

	June 30, 2011	June 30, 2010

Net operating loss carryforward	$5,031,917	$3,467,230
Allowance for bad debt	8,026	—
Stock-based compensation	873,546	387,715
Less: Deferred tax liability - depreciation	(3,863)	(2,867)
Net deferred tax assets	5,909,626	3,852,078
Less valuation allowance	(5,909,626)	(3,852,078)

Net deferred tax asset	$—	$—

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

The Company had available at June 30, 2011, net operating loss carryforwards for federal and state tax purposes of approximately $13,372,000 that could be applied against taxable income in subsequent years through June 30, 2031.

Based on the weight of available evidence, both positive and negative, a valuation allowance to fully provide for the net deferred tax assets has been recorded since it is more likely than not that the deferred tax assets will not be realized.

Reconciliation of the differences between income tax benefit computed at the federal and state statutory tax rates and the provision for income tax benefit for the fiscal years ended June 30, 2011 and 2010 was as follows:

	For the Fiscal Year Ended June 30,
	2011		2010
	Amount	%	Amount	%

Tax at U.S. statutory rate	$(2,049,058)	-34.00%	$(1,202,541)	-34.00%
State taxes, net of federal benefit	(217,838)	-3.61%	(127,279)	-3.60%
Other	209,348	3.50%	(134,669)	-3.80%
Change in valuation allowance	2,057,548	34.11%	1,464,489	41.40%
	$-	0.00%	$-	0.00%

9. RELATED PARTY TRANSACTIONS

In addition to the Chief Executive Officer (CEO) and the Chief Technology Officer (CTO) the following related parties are employed at GelTech:

•	the CEO’s wife as a bookkeeper at $1,000 per week,

•	the CEO and CTO’s father is a researcher at $1,000 per week, and

•	the CEO and CTO’s mother as a receptionist at $600 per week.

We believe all of these salaries are at or are below the going rate of what such services would cost on the open market.

The Company has entered into employment agreements with its executive officers which are described under Note 10.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

On May 29, 2009, GelTech Solutions, Inc. (the “Company”) entered into a Credit Enhancement and Financing Security Agreement (the “Agreement”) with the Company’s largest stockholder.  Also on May 29, 2009, the Company entered into a $2,500,000 Revolving Line of Credit Agreement (the “Credit Agreement”) and borrowed $1,550,000 under the Credit Agreement (See Note 6).

On May 20, 2010, the Company and its largest stockholder entered into a one year extension of the $2.5 million line of credit agreement.  In exchange for the one year extension, the Company gave its largest stockholder 150,000 shares of common stock, two year warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.50 per share and a payment of $60,000 (See Note 6).

In February 2011, the Company renegotiated its Line of Credit Agreement with its largest stockholder  (see Note 6.)

10. COMMITMENTS AND CONTINGENCIES

The Company leases office and warehouse space located in Jupiter, Florida under a month-to-month lease and rents space under a one year lease in an industrial yard in Irvine, California .  Rent expense for the fiscal year ended June 30, 2011 and 2010 was $103,044 and $98,529, respectively.

In March 2011, the Compensation Committee approved new employment terms for each of the Company’s three executive officers.  The Executives will receive a base salary of $150,000 per year with the Committee having the authority to increase the Executive’s base salary for the succeeding 12-month period with the increase based on profitability, positive cash flow or such other factors as the Committee deems important.  Following the completion of each fiscal year, the Committee will have the discretion to award each of the executives a target bonus based on each Executive’s job performance, the Company’s revenue growth, positive cash flow, net income before income taxes or other criteria selected by the Committee.  In addition, the executives received options as previously described in Note 1.

The Company was sued by a former employee on June 23, 2008, alleging breach of a consulting agreement and an employment agreement entered into in May and June 2007, respectively.  In addition, the plaintiff seeks to recover certain of his  personal property, which was used or stored in the Company’s offices, and alleges the Company invaded his privacy by looking at his personal computer (which was used in the Company’s business) in the Company’s offices.  The lawsuit is pending and the Company believes the lawsuit is without merit.

In October 2008, the Company entered into a Master Distributing Agreement with a California company (the Distributor).  Under the agreement, the Company agreed to pay the Distributor up to $450,000 in costs toward the marketing of the Company’s FireIce Gel product.  As of June 30, 2009, the Company had paid $50,000 to the Distributor. In addition, the Company issued a credit in lieu of payment, in the amount of $50,000, against the accounts receivable of the Distributor.  As such, the remaining amounts due under the agreement called for the payment of an additional $210,000 in calendar 2009 and $140,000 in calendar 2010.   In September 2009, the Company and the Distributor entered into a settlement agreement whereby each party was relieved of any further obligations related to the Master Distributing Agreement.

In fiscal 2009, a California company filed suit against GelTech claiming infringement on the use of the name RootGel.  The Company was unaware that the California company had successfully registered that name prior to it being used by GelTech.  GelTech and the California company reached a settlement agreement in this action in September 2010.  Under the settlement agreement, GelTech will pay the California company $55,000 in four installments and will cease any future use of the RootGel name.  The full amount of the settlement was accrued at June 30, 2010 and was included in Loss on Settlement in fiscal 2010 in the accompanying consolidated financial statements. All amounts due under the settlement agreement were paid in fiscal 2011.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

11. CONCENTRATIONS

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through June 30, 2011. As of June 30, 2011, the Company had  cash equivalent balances held in corporate money market funds that are not insured in the amount of $1,700,317.

At June 30, 2011, there were accounts receivable from three customers that each exceeded 10% of the total gross accounts receivable at 43%, 24.1 and 18.1%.  At June 30, 2010, there were accounts receivable from three customers that each exceeded 10% of the total gross accounts receivable at 46%, 15% and 11%.

During 2011, one customer accounted for approximately 20.1% of sales.  No other customer had sales in excess of 10% of revenues. During 2010, one customer accounted for approximately 73% of sales.  No other customer had sales in excess of 10% of revenues.

During 2011, all sales resulted from two products, FireIce and Soil₂O™   which made up 72.2% and 27.85 of total sales.  During 2010, all sales resulted from two products, FireIce and Soil2O™  which made up 88% and 12% of  total sales, respectively.

During the year ended June 30, 2011, the Company purchased approximately $150,000 of raw material from one vendor and approximately $58,000 from another vendor  which amounted to 38.4% and 14.8%, respectively, of the inventory purchases in fiscal 2011. During the year ended June 30, 2010, the Company purchased approximately $76,000 of raw material from one vendor which amounted to 58% of the inventory purchases in fiscal 2010.

12. SUBSEQUENT EVENTS

As prescribed by the Company's 2007 Equity Incentive Plan, on July 1, 2011, the Company issued  options to purchase 245,000 shares of common stock to directors.  The options have an exercise price of  $1.75 per share, vest on June 30, 2012¸ subject to continuing to serve as a director and bear a ten year term.  The options vest on June 30, 2012.  The options were valued using the Black-Scholes model using a volatility of 89.65% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 5.5 years (using the simplified method) and a discount rate of 1.94%.  The value of these options will be recognized as expense over the requisite service period.

In July 2011, the Company issued 30,000 shares of common stock to a director in exchange for $30,000 in connection with the exercise of options with an exercise price of $1.00 per share.

In August 2011, the Company entered into a settlement agreement with a former stockholder of Dyn-O-Mat, the Company's predecessor.  At the time of the Company's formation, the Company was unable to contact the investor in order to offer the investor shares of GelTech in exchange for the investor's shares of Dyn-O-Mat.  The investor came forward in May 2011 seeking to receive the same offer made to Dyn-O-Mat stockholders in 2007.  Under the settlement agreement, the Company paid the investor $50,000, which has been recorded as a loss on settlement as of June 30, 2011.  In addition, the Company's Chief Technology Officer and his father have agreed to pay the investor an additional $125,000 prior to December 31, 2011.

On September 1, 2011, ten-year options to purchase 150,000 shares of common stock at an exercise price of $1.95 share, which were contingently granted by the Company on June 3, 2011, were granted to its Chief Financial Officer, upon his transition from part time consultant to full-time employee.  Of the options granted, 50,000 vested immediately and the remaining options vest semi-annually on December 31st and June 30th with the first vesting date being December 31, 2011, subject to continued employment.  The options were valued using the Black-Scholes option pricing model using a volatility of 90.6% (derived from the historical market price of the Company’s common stock since it began trading in June 2008) an expected term of 6.5 years (using the simplified method) and a discount rate of 2.11%.  The value of the options will be recorded as expense over the requisite service period.

On September 20, 2011, the Company granted ten-year options to purchase 175,000 shares of common stock at an exercise price of $0.81 share to each of its three original executive officers.  The options vest semi-annually on December 31st and June 30th with the first vesting date being December 31, 2011, subject to continued employment.  The options were valued using the Black-Scholes option pricing model using a volatility of 88.89% (derived from the historical market price of the Company’s common stock since it began trading in June 2008) an expected term of 6.5 years (using the simplified method) and a discount rate of 1.25%.  The value of the options will be recorded as expense over the requisite service period.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder.  No expenses shall be borne by the selling shareholder.  All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$282.37
Printing expenses	$2,800.00
Accounting fees and expenses	$6,000.00
Legal fees and expenses	$30,000.00
Blue sky fees	$3,000.00
Miscellaneous	$917.63
Total	$43,000.00

Indemnification of Directors and Officers.

Our certificate of incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●                 For any breach of the director's duty of loyalty to us or our shareholders;
●                 For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;
●                 Under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or
●                 For any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law, subject to one limitation described in the next sentence. We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a shareholders’ derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GelTech pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Recent Sales of Unregistered Securities.

On December 2, 2011, GelTech sold 100,000 shares to an accredited investor for $50,000.  This sale was exempt from registration under the Act in reliance upon the exemption provided in Section 4(2) and Rule 506 thereunder.

On December 21, 2011, Phil O’Connell, a director of GelTech, was issued 441,177 shares of common stock in exchange for exercising warrants and as settlement of an outstanding claim for loans made by Mr. O’Connell to GelTech’s predecessor.  Additionally, Mr. O’Connell was issued 130,000 shares of common stock upon exercise of warrants at $0.50 per share.  These sales were exempt from registration under the Act in reliance upon the exemption provided in Section 4(2) and Rule 506 thereunder.

As of January 4, 2012, we executed a $5.0 million Purchase Agreement with Lincoln Park.  Upon filing this registration statement, we received $100,000 from Lincoln Park as an initial purchase under the $5.0 million commitment in exchange for 166,667 shares of our common stock.  We also entered into a Registration Rights Agreement with Lincoln Park whereby we agreed to file a registration statement related to the transaction with the SEC covering the shares that may be issued to Lincoln Park under the Purchase Agreement. Five days after the SEC has declared effective the registration statement, we have the right, in our sole discretion, over a 30-month period to sell shares of common stock to Lincoln Park in amounts up to $500,000 per sale, depending on certain conditions as set forth in the Purchase Agreement, up to an additional $4.9 million.  In consideration for entering into the $5.0 million agreement, we issued to Lincoln Park 150,000 shares as a commitment fee and will issue up to 450,000 shares pro rata as Lincoln Park purchases additional shares. The securities offered and sold or to be sold to Lincoln Park are exempt from registration as set forth under Rule 506 promulgated under the Act. Lincoln Park is an accredited investor, and there was no general solicitation or advertising.

In February 2012, we sold 653,400 shares of common stock to 21 accredited investors in exchange for $326,700.  These sales were exempt from registration under the Act in reliance upon the exemption provided in Section 4(2) and Rule 506 thereunder.

Exhibits and Financial Statement Schedules.

The Exhibits provided for under the Exhibit Index are incorporated herein.

Undertakings

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Jupiter, State of Florida, on  February 28,  2012.

GELTECH SOLUTIONS, INC.

By:	/s/ Michael Cordani
Michael Cordani,
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Cordani	Principal Executive Officer and Director	February 28, 2012
Michael Cordani

/s/ Michael Hull	Chief Financial Officer	February 28, 2012
Michael Hull	(Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer)

/s/ Michael Becker	Director	February 28, 2012
Michael Becker

/s/ Joseph Ingarra	Director	February 28, 2012
Joseph Ingarra

/s/ Peter Cordani	Director	February 28, 2012
Peter Cordani

Director
Jerome Eisenberg

/s/ Leonard Mass	Director	February 28, 2012
Leonard Mass

/s/ Phil O’Connell, Jr.	Director	February 28, 2012
Phil O’Connell, Jr.

EXHIBIT INDEX

Exhibit		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date	Number	Herewith

3.1	Certificate of Incorporation	Sb-2	7/20/07	3.1
3.2	Amended and Restated Bylaws	Sb-2	7/20/07	3.2
3.3	Amendment No. 1 to the Amended and Restated Bylaws	10-K	9/28/10	3.3
3.4	Amendment No. 2 to the Amended and Restated Bylaws	8-K	9/26/11	3.1
5.1	Legal Opinion of Harris Cramer LLP				Filed
10.1	Amended and Restated 2007 Equity Incentive Plan	10-K	9/28/10	10.1
10.2	Michael Cordani Employment Agreement *	10-Q	11/7/11	10.2
10.3	Michael Hull Employment Agreement*	10-Q	11/7/11	10.1
10.4	Joe Ingarra Employment Agreement*	10-Q	11/7/11	10.3
10.5	Peter Cordani Employment Agreement*	10-Q	11/7/11	10.4
10.6	Credit Enhancement and Financing Security Agreement dated May 29, 2009	10-K	9/28/09	10.1
10.7	Revolving Line of Credit Agreement dated May 29, 2009	10-K	9/28/09	10.2
10.8	Renewal of Promissory Note dated May 20, 2010	10-K	9/28/10	10.7
10.9	Credit Enhancement and Financing Security Agreement dated May 20, 2010	10-K	9/28/10	10.8
10.10	Modification of Revolving Line of Credit Agreement dated May 20, 2010	10-K	9/28/10	10.9
10.11	Reger Warrant dated May 20, 2010	10-K	9/28/10	10.10
10.12	Reger Note dated February 18, 2011	10-Q	5/13/11	10.11
10.13	Reger Warrant dated February 18, 2011	10-Q	5/13/11	4.2
10.14	Reger Stock Purchase Agreement dated February 18, 2011	10-K	9/28/11	10.15
10.15	Lincoln Park Purchase Agreement dated September 1, 2010	8-K	9/7/10	10.1
10.16	Lincoln Park Registration Rights Agreement dated September 1, 2010	8-K	9/7/10	10.2
10.17	Lincoln Park Warrant dated September 1, 2010	8-K	9/7/10	10.3
10.18	Lincoln Park Purchase Agreement dated January 4, 2012	8-K	1/6/12	10.1
10.19	Lincoln Park Registration Rights Agreement dated January 4, 2012	8-K	1/6/12	10.2
10.20	Lincoln Park Termination Agreement dated January 3, 2012	8-K	1/6/12	10.3
10.21	Hull Promissory Note				Filed^
10.22	TFISA Distribution Agreement**	10-Q	2/14/12	10.2	**
10.23	Amendment No.1 to the TFISA Distribution Agreement**	10-Q	2/14/12	10.3	**
14.1	Code of Ethics	10-K	9/29/08	14.1
21.1	List of Subsidiaries				Filed^
23.1	Consent of Salberg & Company, P.A.				Filed
23.2	Consent of Harris Cramer LLP				***
______
*    Management compensatory agreement.

**  Filed pursuant to a confidential treatment request. Portions of the exhibit have been omitted pursuant to the request for confidential treatment.

*** Contained in Exhibit 5.1.

^  Previously filed.